File No. 33-

As filed with the Securities and Exchange Commission on October 14, 1996.
-------------------------------------------------------------------------
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                        ---------------------------
                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                      ELECTROMAGNETIC SCIENCES, INC.
           (Exact name of issuer as specified in its charter)

     Georgia                      3665                    58-1035424
-----------------       -------------------------   ---------------------
(State or other             (Primary Standard         (I.R.S. Employer
jurisdiction of         Industrial Classification   Identification Number)
incorporation or               Code Number)
organization)

                           660 Engineering Drive
                          Norcross, Georgia 30092
                              (770) 263-9200

(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

                             William S. Jacobs
                    Vice President and General Counsel
                           660 Engineering Drive
                          Norcross, Georgia 30092
                         (770) 263-9200, ext. 4214

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                         Michael H. Trotter, Esquire
                           KILPATRICK & CODY, L.L.P.
            1100 Peachtree Street, Atlanta, Georgia  30309-4530
                          Telephone:  (404) 815-6500
                     -------------------------------------



     Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
                                                      -----
                       CALCULATION OF REGISTRATION FEE

Title of each class of
securities to be registered:  Common Stock, par value $.10 per share.
                              ---------------------------------------

Amount to be Registered:      773,583 shares
                              ---------------

Proposed Maximum Offering
Price per Unit:               $15.667*
                              --------

Proposed Maximum Aggregate
Offering:                     $12,119,725*
                              ------------

Amount of Registration Fee:   $4,179.22

* Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f). Calculated on the basis of $11.75 per share , the average of the high and low sale prices of the Common Stock of LXE
INC. (constituting the securities to be received by the Registrant in the transaction) reported on the NASDAQ National Market System on October 7, 1996, and an exchange ratio of .75 shares of Common Stock of the Registrant for each share of Common Stock of LXE INC .

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      Cross Reference Sheet

Pursuant to Item 501(b) of Regulation S-K, showing the location in the Offering Circular/Prospectus
       of the information required by Part I of Form S-4.

Item Number and Caption           Location or Caption in Offering
      in Form 2-4                      Circular/Prospectus
-----------------------          -------------------------------


-----------------------------------------------------------------
A.  Information About the
    Transaction.
-----------------------------------------------------------------
1 Forepart of the Registra-     Cover Page of Registration
   tion Statement and Outside    Statement; Cross Reference
   Front Cover Page of           Sheet; Outside Front Cover Page
   Prospectus                    of Offering Circular/Prospectus

2  Inside Front and Outside      Inside Front Cover Page of
   Back Cover Pages of           Offering Circular/Prospectus;
   Prospectus                    Table of Contents; Available
                                 Information; Incorporation of
                                 Documents by Reference;Outside
                                 Back Cover Page of Offering
                                 Circular/Prospectus


3 Risk Factors, Ratio of        Summary; Selected Historical
   Earnings to Fixed Charges     Financial Data; Summary Pro
   and Other Information.        Forma Financial Data;Comparison
                                 of Certain Unaudited Per Share
                                 Data

4 Terms of the Transaction       Summary; The Exchange Offer;
                                 Description of Capital Stock of
                                 ELMG; Description of Capital
                                 Stock of LXE; Comparison of
                                 ELMG Shares and LXE Shares

5  Pro Forma Financial           Summary; Pro Forma
   Information                   Consolidated Financial
                                 Information -- Unaudited

6 Material Contacts with        Summary; The Exchange Offer;
   the Company Being Acquired    Certain Relationships and
                                 Related Transactions

7 Additional Information        Not Applicable
   Required for Reoffering
   by Persons and Parties
   Deemed to be Underwriters

8 Interests of Named Experts    Legal Matters; Experts
   and Counsel

9 Disclosure of Commission      Not Applicable
   Position on Indemnification
   for Securities Act
   Liabilities

-----------------------------------------------------------------
B.   Information About the
     Registrant.
-----------------------------------------------------------------
10 Information With Respect to   Summary; Available Information;
   S-3 Registrants               Incorporation of Documents by
                                 Reference; Information about
                                 ELMG.

11 Incorporation of Certain      Incorporation of Documents
   Information by Reference      by Reference

12 Information With Respect      Not Applicable
   to S-2 or S-3 Registrants

13 Incorporation of Certain      Not Applicable
   Information by Reference


14 Information With Respect      Not Applicable
   to Registrants Other Than
   S-2 or S-3 Registrants


-----------------------------------------------------------------
C.   Information About the
     Company Being Acquired.
-----------------------------------------------------------------
15 Information With Respect to   Not Applicable
   S-3 Companies

16 Information With Respect to   Summary; Available Information;
   S-2 or S-3 Companies          Incorporation of Documents by
                                 Reference; Information about
                                 LXE INC.

17 Information With Respect to   Not Applicable
   Companies Other Than S-2 or
   S-3 Companies


-----------------------------------------------------------------
D.   Voting and Management
     Information.
-----------------------------------------------------------------
18 Information if Proxies,       Not Applicable
   Consents or Other
   Authorizations are to be
   Solicited

19 Information if Proxies,       The Exchange Offer; Certain
   Consents or Other             Relationships and Related
   Authorizations are not to     Transactions; Security
   be Solicited or in an         Ownership; Available
   Exchange Offer                Information; Incorporation of
                                 Documents by Reference

OFFERING CIRCULAR/PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                        SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS DATED OCTOBER 14, 1996

                              Offer by

                    ELECTROMAGNETIC SCIENCES, INC.

            for all outstanding Shares of Common Stock of

                              LXE INC.

                        on the basis of .75
                  ELMG Shares for each LXE Share

  Electromagnetic Sciences, Inc. ("ELMG.") hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Exchange Offer"), to exchange shares of common stock, par value $.10 per share, of Electromagnetic Sciences, Inc. ("ELMG Shares") for all outstanding shares of common stock ("LXE Shares"), par value $.01 per share, of LXE Inc. ("LXE") not already owned by ELMG, at an exchange ratio of .75 ELMG Shares for each LXE Share. The Exchange Offer is subject to certain conditions as set forth under "THE EXCHANGE OFFER -- Certain Conditions of the Exchange Offer," including the conditions, which cannot be waived, that on or before the date on which the Exchange Offer expires (the "Expiration Date"), ELMG's shareholders approve the issuance of ELMG Shares in the Exchange Offer and Merger described below, and that ELMG receive tenders of a sufficient number of LXE Shares to increase its ownership of LXE Shares to at least 90% of those outstanding. Both ELMG Shares and LXE Shares are traded on the NASDAQ National Market System ("NASDAQ"). On November [BLANK], 1996, the last reported sale price per ELMG Share as quoted on NASDAQ was $ [BLANK] and the last reported sale price per LXE Share as quoted on NASDAQ was $ [BLANK].

  If ELMG accepts LXE Shares under the Exchange Offer, it will immediately thereafter, and without further action by the board of directors of LXE (the "LXE Board"), the shareholders of ELMG or other shareholders of LXE, cause LXE to merge with a wholly owned subsidiary of ELMG. If such merger is effected, shareholders of LXE would receive ELMG Shares on the same basis as in the Exchange Offer. Any such merger is referred to herein as the "Merger" and, together with the Exchange Offer, the "Transaction."

  Questions and requests for assistance or additional copies of this Offering Circular/Prospectus and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offering Circular/Prospectus.

-----------------------------------------------------------------
THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00
MIDNIGHT, ATLANTA TIME, ON [BLANK], 1996, UNLESS THE EXCHANGE
OFFER IS EXTENDED.
-----------------------------------------------------------------

THE SECURITIES TO WHICH THIS OFFERING CIRCULAR/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Offering Circular/Prospectus
                      is November [BLANK], 1996

          The Dealer Manager for the Exchange Offer is:
                     Oppenheimer & Co., Inc.

                             IMPORTANT

  Any LXE shareholder desiring to tender shares either should
(i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with such shares and all other required documents to the Exchange Agent, or (ii) request such shareholder's banker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. An LXE shareholder having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder desires to tender such shares.

  Any LXE shareholder who desires to tender shares and cannot deliver such shares and all other required documents to the Exchange Agent by the expiration of the Exchange Offer must tender such shares pursuant to the guaranteed delivery procedure set forth under "THE EXCHANGE OFFER -- Procedure for Tendering LXE Shares."

  No person has been authorized to give any information or to make any representation not contained in this Offering Circular/Prospectus with respect to the transactions contemplated hereby, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Offering Circular/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, the securities offered hereby where such offer or solicitation would be unlawful. Neither the delivery of this Offering Circular/Prospectus nor the issuance of any securities hereunder shall under any circumstances create any implication that there has been no change in the affairs of either LXE or ELMG since the date as of which information is furnished or the date hereof.

  In accordance with various state securities laws applicable to the Exchange Offer which require the Exchange Offer to be made to the public by a licensed broker or dealer, the Exchange Offer hereby is made to LXE shareholders residing in each such state by Oppenheimer & Co., Inc. ("Oppenheimer"), as Dealer Manager, on behalf of ELMG.

  THIS OFFERING CIRCULAR/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON RECEIVING THIS OFFERING CIRCULAR/PROSPECTUS FROM WILLIAM S. JACOBS, SECRETARY, ELECTROMAGNETIC SCIENCES, INC., 660 ENGINEERING DRIVE, NORCROSS, GEORGIA 30092, (770) 263-9200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [BLANK][5 BUSINESS DAYS BEFORE INITIAL EXPIRATION OF EXCHANGE OFFER], 1996.


                     AVAILABLE INFORMATION


  Electromagnetic Sciences, Inc. has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the ELMG Shares to be issued in connection with the Exchange Offer and the Proposed Merger, and will file a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with the Commission in connection with the Exchange Offer. As permitted by the rules and regulations of the Commission, this Offering Circular/Prospectus omits certain information contained in the Registration Statement and the Schedule 14D-1. For such information, reference is made to the Registration Statement, the
Schedule 14D-1 and the exhibits thereto.

  Pursuant to Rules 14d-9 and 14e-2 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), LXE will be required to file with the Commission within ten business days after the commencement of the Exchange Offer a statement on
Schedule 14D-9 furnishing certain information with respect to its position concerning the Exchange Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth below (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

  Each of Electromagnetic Sciences, Inc. and LXE Inc.is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as reports, proxy statements and other information filed by Electromagnetic Sciences, Inc. and LXE Inc. with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electromagnetic Sciences, Inc. Shares and LXE Inc. Shares are quoted for trading on NASDAQ, and such reports, proxy statements and other information concerning Electromagnetic Sciences, Inc. and LXE Inc. may be inspected at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.


            INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Offering Circular/Prospectus:

  (a)   Annual Report on Form 10-K of Electromagnetic Sciences,
Inc. for the fiscal year ended December 31, 1995;

  (b)   Quarterly Reports on Form 10-Q of Electromagnetic
Sciences, Inc. for the quarters ended March 31, June 30 and
September 30, 1996;



  (C) Annual Report on Form 10-K of LXE Inc. for the fiscal year ended December31, 1995*; and

  (d) Quarterly Reports on Form 10-Q of LXE Inc. for the quarters ended March31, June30 and September 30*, 1996.


* Copies of these items are being delivered with this Offering
Circular/Prospectus.

  All documents filed by Electromagnetic Sciences, Inc. or LXE Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date on which the Transaction is completed or the Exchange Offer is terminated, whichever first occurs, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular/Prospectus.

                             SUMMARY


  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular/Prospectus. Capitalized terms used and not otherwise defined in this Summary have the meanings ascribed to them elsewhere in this Offering Circular/Prospectus.

  As used herein the term "ELMG" refers to Electromagnetic
Sciences, Inc. and "LXE" refers to LXE Inc. and, unless the context otherwise requires, such entities and their respective subsidiaries.

                              ELMG

   ELMG designs and produces a wide range of advanced communications and signal processing products with an emphasis on wireless networks. ELMG's operations are conducted through its wholly-owned subsidiary, EMS Technologies, Inc.; a 74%-owned subsidiary, CAL Corporation, which is a Canadian corporation acquired in 1993; and LXE, of which ELMG owns approximately 81.4%
of the outstanding shares.   The Company's antennas, microwave
systems, subsystems and components are used in space and satellite communications, cellular telecommunications, radar, surveillance, search and rescue systems, and military countermeasures. Through LXE, ELMG also produces wireless data communications systems; these systems provide real-time, wireless data and transaction processing, mainly for materials handling operations. Advanced communications and signal processing products accounted for 52%, 46% and 54% of consolidated net sales in 1995, 1994 and 1993, respectively, while LXE's wireless data communications systems accounted for 48%, 54% and 46% of consolidated sales in the same respective years.

  ELMG is a Georgia corporation with its principal executive offices at 660 Engineering Drive, Norcross, Georgia 30092, telephone (770) 263-9200.


                              LXE

  LXE designs, manufactures and supports wireless data communications systems, mainly for materials handling operations. Typical customers in the materials handling markets are medium and large sized companies that have substantial inventories or complex distribution networks. LXE 's systems permit real-time interaction between the customer's host computer network and terminal operations in situations where mobility is desirable or where cabled computer connections are not practical. LXE 's systems improve the speed and reliability of communications with materials handling personnel, facilitate improved accuracy of inventory records and, in general, increase efficiency and productivity in materials handling operations. LXE also has begun developing and marketing systems for applications "outside of the warehouse," which are believed to have potential for future growth, including factory floor movement, transportation and delivery, and electronic medical records retrieval.
  LXE is a Georgia corporation with its principal executive offices located at 303 Research Drive, Norcross, Georgia 30092, telephone (770) 447-4224.


            Background; Purpose of the Exchange Offer

  In recent years, LXE's profitability has not been maintained at stable or growing levels, principally due to increased competition in the materials handling market for LXE's traditional wireless local area network ("LAN") products, and to difficulties experienced by LXE in timely introducing new generations of products needed to meet evolving technical requirements. At the same time, the boundaries between LXE's commercial LAN products and the balance of ELMG's business have become less distinct as other commercial markets and applications for wireless communications products have been developing, and as an increasing portion of ELMG's other business has shifted to commercial, rather than governmental, customers. In this environment, ELMG has become increasingly aware of opportunities for LXE and other components of ELMG's business to share, or
jointly develop, technology and markets.   In addition,  ELMG
believes that LXE 's status as a separate public company results in disproportionate analyst and investor attention to LXE 's role within the overall ELMG organization. As a result of these considerations, during 1995 ELMG began considering increasing its ownership of LXE, and through certain transactions in February and May 1996 increased its ownership from 71.6% to approximately 81.4%.

  On July 31, 1996, ELMG's management reviewed with the ELMG Board of Directors (the "ELMG Board") the benefits and costs of a transaction that would result in full ownership of LXE . The ELMG Board authorized management to continue the review process and to retain investment banking assistance, and appointed a special committee (the "ELMG Special Committee") to approve the retention of an investment banker and to make a recommendation to the full ELMG Board. At a meeting held on October 2, 1996, the ELMG Special Committee unanimously made the recommendation that ELMG proceed with the Exchange Offer on the terms recommended by the Committee, and at a meeting on October 3, 1996, the full ELMG Board unanimously accepted and approved such committee's recommendation. See "THE EXCHANGE OFFER -- Background."

  ELMG currently owns 81.4% of the LXE shares. The acquisition of 100% of LXE is primarily intended to facilitate and encourage the exchange and sharing of technical, production and marketing resources among ELMG's subsidiaries, to eliminate various expenses associated with LXE's status as a separate publicly traded company, and to improve ELMG's ability to communicate the role and capabilities of its various subsidiaries in the context of its overall business strategies. ELMG also believes that the Exchange Offer may be attractive to holders of LXE Shares because the trading market for LXE Shares has been relatively illiquid with much lower trading volumes and much wider bid-asked spreads than the market for ELMG Shares, and because as holders of ELMG Shares they will retain a significant indirect interest in LXE. See "THE EXCHANGE OFFER -- Purpose of the Exchange Offer; the Proposed Merger."


                     THE EXCHANGE OFFER

Terms of The Exchange Offer

ELMG is offering to exchange ELMG Shares for LXE Shares on the basis of .75 ELMG Shares for each LXE Share exchanged pursuant to the Exchange Offer. To be eligible to receive ELMG Shares pursuant to the Exchange Offer, a holder of LXE Shares must validly tender for exchange and not withdraw LXE Shares on or before the Expiration Date. See "THE EXCHANGE OFFER -- Terms of the Exchange Offer."


Expiration Date

12:00 midnight, Atlanta time, on December [BLANK], 1996, unless extended, in which case the term "Expiration Date" shall mean the last date and and time to which the Exchange Offer is extended.
See "THE EXCHANGE OFFER -- Extension of Tender Period;
Termination; amendment.


Exchange Offer Terms Not Arm's Length

The terms of the Exchange Offer are not the result of an arm's-length negotiating process. They were determined solely by the ELMG Special Committee and ELMG Board, whose principal fiduciary duty is to ELMG and its shareholders. No investment banker or other independent third party has passed on the adequacy or fairness of the Exchange Offer. ELMG and the ELMG Board are making no recommendation to LXE shareholders as to whether to tender, and each LXE shareholder should decide for itself whether to accept the terms of the Exchange Offer.


Certain Consequences of The Exchange Offer and The Merger

Upon consummation of the Exchange Offer and the Merger, the holders of LXE Shares will become shareholders of ELMG. LXE Shares will cease to trade on NASDAQ and application will be made to de-register those Shares under the Exchange Act. After consummation of the Exchange Offer and Merger, and without giving effect to outstanding stock options of ELMG and LXE, the number of ELMG Shares outstanding will be increased by 10.3% of those currently outstanding; the holders of ELMG Shares immediately prior to the consummation of the Exchange Offer will own approximately 90.7% of the ELMG Shares that will be outstanding after the Merger; the LXE shareholders other than ELMG will not longer have a direct interest in LXE but will own approximately 9.3% of the ELMG Shares that will be outstanding after the Merger.


Operation of LXE After the Exchange Offer and the Merger


ELMG currently intends that, following consummation of the Exchange Offer and the Merger, the business of LXE will operate in substantially the same way as at present, except for greater exchange and sharing of technical, production and marketing resources among LXE and ELMG's other subsidiaries. ELMG has formulated no plans for changes in the officers of LXE following the Merger, but may do so in the future. It is unlikely that following the Merger the LXE Board of Directors would continue to include members who were not employed by or otherwise affiliated with ELMG.


Conduct of the Business of the Business of ELMG and LXE if the Exchange Offer and Merger Are Not Consummated

If the Exchange Offer (and, therefore, the Merger) are not consummated, it is expected that the business and operations of ELMG and LXE will each continue to be conducted substantially as they are currently being conducted and that LXE will continue to be controlled by ELMG. ELMG has made no determination as to any future transactions that might occur if the Exchange Offer and Merger are not consummated, but reserves the right in such event to purchase or propose to purchase LXE Shares from time to time, subject to availability at prices deemed acceptable to ELMG, pursuant to a merger transaction, cash tender offer, exchange offer, open market or privately negotiated purchase or otherwise, on terms that could be more or less favorable to other LXE Shareholders than the terms of the Exchange Offer.


Interest of Certain Persons in the Merger

Certain officers and directors of ELMG are also officers and/or directors of LXE, and are the holders of LXE Shares and options to acquire additional LXE Shares. See "CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS" and "SECURITY OWNERSHIP."


Conditions of the Exchange Offer

The Exchange Offer is subject to certain conditions, including the conditions, which cannot be waived, (i) that ELMG's shareholders approve the issuance of ELMG Shares in the Exchange Offer, and (ii) that ELMG receive sufficient tenders of LXE Shares to increase its ownership above 90% , and that it then cause the Merger to occur immediately after accepting such tendered shares. To satisfy the second condition, not less than 473,993 LXE Shares must be tendered, subject to the effects of
possible exercises of LXE Options.   All of the other conditions
to the Exchange Offer may be waived in whole or in part in the sole discretion of ELMG. See "THE EXCHANGE OFFER -- Certain Conditions of the Exchange Offer."


Amendment and Termination

The Exchange Offer may be amended at any time before or after requisite approval by ELMG's shareholders and may be terminated by ELMG at any time. See "THE EXCHANGE OFFER -- Certain
Conditions of the Exchange Offer; -- Extension of Tender Period;
Termination; Amendment."

Procedure for Tendering

Holders of LXE Shares desiring to accept the Exchange Offer must complete and sign the Letter of Transmittal in accordance with instructions contained therein, and forward or hand deliver it, together with any other required documents, to the Exchange Agent, either with the LXE Shares to be tendered or in compliance with the specified procedures for guaranteed delivery of LXE Shares. See "THE EXCHANGE OFFER -- Procedure for Tendering LXE Shares."


Withdrawal Rights

Subject to the conditions set forth herein, tenders of LXE Shares may be withdrawn at any time on or before the Expiration Date, and, unless theretofore accepted for exchange, after December [BLANK], 1996. See "THE EXCHANGE OFFER -- Withdrawal Rights."


No Fractional Shares

No fractional ELMG Shares will be distributed.  Holders of LXE
Shares who would otherwise be entitled to receive a fractional
ELMG Share will be paid cash in lieu of such fraction.  See "THE
EXCHANGE OFFER -- Terms of the Exchange Offer."


Delivery of ELMG Shares

ELMG will deliver ELMG Shares and cash in lieu of fractional shares as soon as possible after acceptance of LXE Shares for exchange. See "THE EXCHANGE OFFER -- Exchange of LXE Shares."


Exchange Agent

SunTrust Bank, Atlanta


Information Agent

Corporate Investor Communications, Inc.


Certain Federal Income Tax Consequences

The Exchange Offer and Merger will constitute a tax-free reorganization and no income, gain or loss will be recognized by LXE shareholders upon the receipt of ELMG Shares in exchange for their LXE Shares. For a discussion of certain federal income tax consequences to holders of LXE Shares who receive cash in lieu of fractional shares in the Exchange Officer, see "THE EXCHANGE OFFER -- Certain Federal Income Tax Consequences."



The Merger

  Under applicable corporate law, if ELMG acquires sufficient
LXE Shares in the Exchange Offer to increase its ownership of LXE to at least 90% of the then-outstanding LXE Shares, ELMG could cause the Merger (in which each remaining LXE Share not owned by ELMG would be converted into .75 ELMG Shares) to occur without further action by the LXE Board of Directors (the "LXE Board")or by the shareholders of either ELMG or LXE. It is a condition of ELMG's acceptance of LXE Shares in the Exchange Offer that ELMG receive sufficient tenders to reach the 90% ownership level, and that it exercise its right to cause the Merger immediately upon acquisition of the Tendered LXE Shares.

  As of September 30, 1996, 5,574,518 LXE Shares were outstanding and options covering 293,118 LXE Shares were exercisable. Assuming that no LXE Options are exercised, 473,993
LXE Shares must have been validly tendered and not withdrawn as of the Expiration Date for ELMG to own 90% of the then-outstanding LXE Shares.

  The terms of the Merger would result in the conversion of all options (the "LXE Options") outstanding under LXE's 1989 Stock Incentive Plan (the "LXE Stock Plan") into options (the "ELMG Options") to acquire a proportionate number of ELMG Shares under ELMG's 1992 Stock Incentive Plan (the "ELMG Stock Plan"). The LXE Options are held by current and former employees, directors and officers of LXE and the option prices of the ELMG Options would be adjusted such that the value of the options (as determined by multiplying the number of shares times the difference between the option exercise price and the market price on the date of conversion) would be identical before and after the conversion. See "THE EXCHANGE OFFER -- Conversion of LXE Options."


Determination of the Exchange Ratio

  The exchange ratio being offered for the LXE Shares was recommended by the ELMG Special Committee (whose members have no ownership or other personal interest in LXE) and approved by the ELMG Board. The exchange ratio is not the product of an arm's-length negotiating process, and in particular has not been negotiated with LXE or the LXE Board. LXE's Board has advised
ELMG that [TO BE DETERMINED]. For further information regarding the position of the LXE Board, as determined by those members who are not employed by or otherwise affiliated with ELMG, holders of LXE shares should refer to the Solicitation/Recommendation
Statement on Schedule 14D-9 [being delivered with this Offering Circular/Prospectus].

  In fixing the exchange ratios, the ELMG Special Committee and Board considered a variety of factors, including: relative historical and anticipated contributions to ELMG's earnings; relative share trading prices; market valuations of comparable companies as multiples of various operating results; relative discounted cash flow analyses; the terms of comparable minority buy-out transactions; the fact that tendering holders of LXE Shares would continue to participate in the business of LXE as holders of ELMG Shares; the perception of ELMG's management regarding LXE 's business prospects; the condition of the NASDAQ public market for the LXE Shares; and the perceived benefits to ELMG of obtaining 100% ownership of LXE. See "THE EXCHANGE OFFER -- Determination of the Exchange Ratio."


Required Action by ELMG Shareholders

  The Exchange Offer is conditional upon approval of the Transaction by the shareholders of ELMG. The ELMG Board has called a Special Meeting of the ELMG Shareholders (the "ELMG Special Meeting"), to be held at [BLANK] on December [BLANK], 1996, for the purpose of voting on the matter, and is distributing a Proxy Statement to the ELMG Shareholders in connection with that meeting and vote.

  The affirmative vote of a majority of the ELMG Shares present at the ELMG Special Meeting is required to approve the Transaction. The ELMG Board believes that the Transaction is in the best interests of ELMG and its shareholders, and is recommending that ELMG shareholders vote for its approval.


Market Prices

  ELMG Shares and LXE Shares are traded on the NASDAQ National Market System. On October 11, 1996, the last full trading day for which quotations were available at the time of printing of this Offering Circular/Prospectus, the reported closing sales prices as quoted by NASDAQ were $17.25 per ELMG Share and $12.00 per LXE Share, and the closing high bids (the prices that dealers stood ready to pay to investors seeking to sell their shares) were $17.125 and $12.00, respectively.

  For information relating to market prices of ELMG Shares and LXE Shares during the current fiscal year and the past two fiscal years, see "MARKETS FOR THE ELMG AND LXE SHARES." SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR ELMG SHARES AND LXE SHARES.


Lack of Dissenters' Rights

  Holders of LXE Shares and ELMG Shares will not be entitled to dissenters' rights under the Georgia Business Corporation Code in connection with the Transaction. See "LACK OF DISSENTERS' RIGHTS
OF LXE AND ELMG SHAREHOLDERS."


Accounting Treatment

  ELMG's acquisition of LXE Shares in the Exchange Offer and Merger will be accounted for by ELMG using the purchase method of accounting under generally accepted accounting principles.

  Currently, ELMG's consolidated financial statements include all of LXE 's assets, liabilities, revenues, costs and other deductions, and a minority interest amount that represents the portion of LXE 's results of operations and shareholders' equity applicable to the interest of minority shareholders of LXE . In accordance with the purchase method of accounting, the consolidated financial statements of ELMG will reflect the Exchange Offer and Merger only from and after the closing date. The minority interest amount reflected in ELMG's consolidated financial statements applicable to LXE will be reduced by the percentage of minority owned shares acquired and ELMG's share of LXE 's results of operations will be increased to the extent of the minority interest acquired.

  ELMG will establish a new accounting basis for the portion of LXE 's assets and liabilities attributable to the minority shareholders' interests being purchased. LXE 's assets and liabilities will be adjusted by ELMG to their respective fair values as of the date of acquisition to the extent of the ownership interests acquired. The value of the ELMG Shares being exchanged for LXE Shares held by the minority shareholders is anticipated to exceed the fair value of the net assets applicable to the LXE Shares being acquired from the minority shareholders. This excess cost will be allocated to goodwill, which will be amortized on a straight-line basis over a 25-year period from the date of acquisition.


Regulatory Approvals

  ELMG is not aware of any federal or state regulatory agencies whose approval is required for completion of the Transaction.






              Selected Historical Financial Data

  The following tables present summary historical consolidated financial information for ELMG and LXE, which is derived in part from the separate historical consolidated financial statements of ELMG and LXE. The historical consolidated financial information as of December 31, 1995, 1994, 1993, 1992 and 1991, and for the
years then ended has been derived in part from audited consolidated financial statements of ELMG and LXE , respectively. The consolidated financial statements of both ELMG and LXE as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 are incorporated by reference elsewhere in this Offering Circular/Prospectus. Historical consolidated financial information as of September 30, 1996 and 1995, and for the nine-month periods then ended is derived in part from unaudited consolidated financial statements incorporated by reference elsewhere in this Offering Circular/Prospectus. In each case, the following summary financial information should be read along with the incorporated consolidated financial statements and related notes. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

                               (In thousands, except per share amounts)

                              Nine Months
                                Ended                          Years Ended
                             September 30                      December 31
ELMG                        1996       1995         1995       1994       1993      1992       1991
                            ----       ----         ----       ----       ----      ----       ----
Consolidated results of
 operations for period:
  Net sales                 $           93,930      128,950    117,993     99,004    71,822     75,340
  Gain on initial public
    offering of LXE common
    stock, net of income
    taxes                   $              -            -          -          -         -        3,638
  Earnings from continuing
    operations              $            1,434        2,310      4,263      1,391       924      7,456
  Earnings from continuing
    operations per common
    and common equivalent
    share                   $              .20          .32        .58        .20       .10        .98
  Weighted average number
    of common and common
    equivalent shares
    outstanding                          7,124        7,266      7,043      6,856     7,331      7,605

Consolidated financial
condition at end of
period:
  Total assets              $          100,934      104,954     96,751     87,861    72,970     75,147
  Long-term debt
    (excluding current
    installments)                        4,262       10,989      4,592      5,060       927      1,104
  Minority interest in
    LXE                                  9,236        9,274      8,681      7,155     7,012      5,971
  Stockholders' equity                  59,217       60,209     56,431     51,548    50,079     52,063

No cash dividends have been declared or paid during any of the periods presented.




                                (In thousands, except per share amounts)


                              Nine Months
                                Ended                          Years Ended
                             September 30                      December 31
LXE                         1996       1995         1995       1994       1993      1992       1991
                            ----       ----         ----       ----       ----      ----       ----
Consolidated results of
operations for period:
  Net sales               $          45,188       62,291      63,142     45,653    44,401     38,721
  Net earnings (loss)     $            (299)        (165)      4,122        336     3,310      3,236
  Net earnings (loss)
    per  common
    and common equiva-
    lent shares           $            (.05)        (.03)        .71        .06       .57        .60
  Weighted average number
    of common and common
    equivalent shares
    outstanding                       5,525        5,532       5,766      5,721     5,786      5,398

Consolidated financial
condition at end of
period:
  Total assets           $           48,295       49,481      45,741     37,865    37,115     32,718
  Long-term debt
    (excluding
    current install-
    ments)                              144        6,925         350        594       827      1,004
  Long-term debt to
    parent and due to
    parent - non current              1,466        1,397       1,672      1,946     2,221      2,473
  Stockholders' equity               32,478       32,611      32,298     27,713    27,264     23,663

No cash dividends have been declared or paid during any of the periods presented.




         Summary Pro Forma Financial Data -- Unaudited

   The unaudited pro forma financial information presented is for informational purposes only and is not necessarily indicative of either future results of operations or financial position or of the results of operations or financial position that would have been reported had the Exchange Offer and Merger been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented. For additional detail, see "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- UNAUDITED."

  The unaudited pro forma consolidated financial information is based on the historical results of operations and financial condition of ELMG and LXE. For the periods presented, LXE has been a majority-owned subsidiary of ELMG and, accordingly, has been consolidated with ELMG in the historical financial statements of ELMG. This information should be read in conjunction with the Pro Forma Consolidated Financial Statements that are included elsewhere herein and with the historical consolidated financial statements of ELMG incorporated by reference in this Offering Circular/Prospectus. The pro forma data give effect to the Exchange Offer and Merger, resulting in LXE being a wholly owned subsidiary of ELMG, accounted for as a purchase and based upon a conversion of each currently outstanding LXE Share into .75 ELMG Shares, as if such transactions had occurred effective as of the first day of the accounting period presented or as of the balance sheet date presented.




ELMG  Pro Forma Financial Data -- Unaudited

The following tables set forth for the periods and the dates indicated certain unaudited pro forma consolidated financial information of ELMG.

                    (In thousands, except per share amounts)

                              Nine Months Ended              Year Ended
                              September 30, 1996         December 31, 1995
                             As              As          As             As
                          Reported        Adjusted    Reported       Adjusted
                          --------        --------    --------       --------
Consolidated results
of operations:
  Net sales             $                              128,950        128,950
  Net earnings          $                                2,310          2,190
  Net earnings per
    common and common
    equivalent share    $                                  .32            .27
  Weighted average
    number of common
    and common
    equivalent shares
    outstanding                                          7,266          8,183


                                   September 30, 1996
                               As Reported     As Adjusted
                               -----------     -----------
Consolidated financial
condition:
  Total assets                $
  Long-term debt (excluding
    current installments)
  Minority interest in LXE
  Stockholders' equity




Comparison Of Certain Unaudited Per Share Data

        The following tables show comparative historical per share data for ELMG and LXE , pro forma per share data for ELMG and LXE , and combined and equivalent pro forma per share data for LXE .


                              Nine Months Ended              Year Ended
                              September 30, 1996         December 31, 1995
                          ------------------------    -----------------------
                          Historical     Pro Forma    Historical    Pro Forma
                          ----------     ---------    ----------    ---------


ELMG
 Net earnings                $
 Shareholders' equity -
  end of period

LXE
 Net earnings
 Shareholders' equity -
  end of period





              MARKETS FOR THE ELMG AND LXE SHARES

Comparative Market Prices

        ELMG Shares and LXE Shares are principally traded on NASDAQ (Symbols: ELMG and LXEI). The following tables set forth the high and low sales prices per ELMG Share and LXE Share as reported by NASDAQ for each period indicated. They also set forth the closing high bid and low asked prices for the first trading day in 1996 and each successive final monthly trading day, as quoted by market makers for the ELMG Shares and the LXE Shares. The high bid at any given time is the highest price that a market maker is at that time offering to pay to an investor who wishes to sell his or her shares, and the low asked at any given time is the lowest price at which a market maker is at that time offering to sell shares to an investor who wishes to buy them.
For shares with wide bid-asked spreads, such as the LXE Shares, the high bid and low asked prices provide clearer information concerning market prices than do the reported sales prices;
because the sales prices are reported for transactions between a market maker and an investor, the reported sales price will be relatively high if the reported transaction is a sale by a market maker, and relatively low if it is a purchase by a market maker. The bid-asked prices provide no assurance that the specified prices were available for transactions involving more than one round lot (100 shares).

        Neither of ELMG or LXE ever has paid a cash dividend with respect to its shares. The fiscal year for each company ends on December 31 of each year. On October 3, 1996, the last full trading day before the public announcement of the Exchange Offer, the closing sale price per ELMG Share, as quoted by NASDAQ, was $17.25 and such price per LXE Share was $10.625. Also on that day, there was a $0.375 spread between ELMG's closing bid price of $17.00 and $17.375, compared with a $1.375 spread between LXE's closing bid price of $10.125 and closing asked price of $11.50.

        SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR ELMG SHARES AND LXE SHARES.

                        ELMG Shares          LXE Shares
                        Price Range          Price Range
                      High       Low        High       Low
                      ----       ---        ----       ---
1994
  First Quarter    $  9-3/8     7-3/4      12-1/2      9-1/2
  Second Quarter      9-1/4     7-7/8      12-1/4     10-1/4
  Third Quarter       9-1/8     8          14         11
  Fourth Quarter     12-1/8     8          15-1/4     12-3/4

1995
  First Quarter      12-1/8    10          17-3/4     13-1/2
  Second Quarter     15-3/8    10          16-1/4     13
  Third Quarter      17-5/8    10-3/8      16-3/8      9-1/2
  Fourth Quarter     12-1/8     9-1/2      10-1/4      7-1/2

1996
  First Quarter      13-11/16  10-1/2      10-3/8      7
  Second Quarter     16-3/8    10-3/4      12          8-3/4
  Third Quarter      17        10-1/4      12          8




                        ELMG Shares           LXE Shares
                      Bid       Asked      Bid        Asked
                      ---       -----      ---        -----
1996
 September 30      $ 17-3/8    17-1/4      10-1/8     11-1/2
 August 30           13-3/8    13-3/4      10-5/8     11-3/8
 July 31             12-1/4    12-1/2       8-1/4      9
 June 28             14-3/8    14-3/4      10         10-5/8
 May 31              14-1/4    14-1/2       9-3/4     10-3/8
 April 30            11-3/8    11-3/4       8-3/4      9-1/4
 March 29            12-1/8    12-3/8       9-1/4      9-3/4
 February 29         12-7/8    13-1/4       9-5/8     10-1/4
 January 31          11-1/8    11-3/8       8         8-3/4
 January 2           11        11-1/4       8-1/4     8-3/4



Condition of the Market for the LXE Shares

        Of the 1,031,444 outstanding LXE Shares not owned by ELMG, an aggregate of approximately 656,000 are held by nine institutional investors, and the remaining approximately 375,000 shares are believed to be held by approximately 2,000 holders.
As compared with the trading market for the ELMG Shares, the market for the publicly held LXE Shares in recent months has been characterized by wide bid-asked spreads, as indicated in the foregoing table. It has also been characterized by relatively sporadic, low-volume trading, as indicated in the following table that sets forth trading volume, in 100-share lots, for the first nine months of 1996. The volumes are reported by market makers, and thus may represent only one side of the buy-sell cycle, with subsequent offsetting transactions also being reported as separate trading volume.

                       ELMG Shares               LXE Shares
                  ---------------------     ---------------------
                  Number of                 Number of
                  Days With                 Days With
   1996           No Trading    Volume      No Trading    Volume
   ----           ----------   --------     ----------   --------

September              -      1,047,750          3         26,241
August                 -        793,905          6        136,237
July                   -        611,301          6         60,022
June                   -        938,911          1         96,554
May                    -        883,071          5         86,085
April                  -        304,493          3        104,160
March                  -        547,931          3         44,922
February               -      1,435,122          2         93,089
January                -        375,187          9        108,077


        To be included in the NASDAQ National Market System, a security must have at least two market makers. As late as 199 [BLANK], there were [BLANK] market makers for the LXE Shares, but currently only two broker-dealers are making a market. If either of these market makers concluded that the low trading volumes did not justify the risks and required commitment of resources, the LXE Shares would no longer be eligible for inclusion in the National Market System. By way of comparison, [BLANK] broker-dealers act as market makers for the ELMG Shares, which have approximately [BLANK] holders and an average trading volume during 1996 of [BLANK] shares per day.




                       THE EXCHANGE OFFER

Background

        In 1991, ELMG caused LXE, which at that time was its wholly-owned subsidiary, to offer approximately 22% of its outstanding shares in an
initial public offering.   This offering was intended  to raise capital
for further expansion of LXE's business, and to increase investor familiarity with the LXE component of ELMG's business. At that time, the defense markets, which had been central to ELMG's growth and profitability during the 1980's, had been declining in volume and profitability, while LXE's commercial wireless data communications business, in various materials handling settings, had been expanding. The offering was completed in April 1991, and ELMG believes that the intended objectives were achieved.

        In recent years, LXE's profitability has not been maintained at stable or growing levels, principally due to increased competition in the materials handling market for LXE's traditional wireless local area network ("LAN") products, and to difficulties experienced by LXE in timely introducing new generations of products needed to meet evolving technical requirements. At the same time, the boundaries between LXE's commercial LAN products and the balance of ELMG's business have become less distinct as other commercial markets and applications for wireless communications products have been developing, and as an increasing portion of ELMG's other business has shifted to commercial, rather than governmental, customers. In this environment, ELMG has become increasingly aware of opportunities for LXE and other components of ELMG's business to share, or jointly develop, technology and markets.

        As a result of these various considerations, during 1995 ELMG began reviewing the appropriateness of increasing its ownership of LXE . In late August 1995, the ELMG Board authorized management to identify investment banking assistance in analyzing methods of increasing ELMG's ownership of LXE, to prepare a plan for protecting ELMG's level of LXE ownership if favorable LXE share prices resulted in significant exercises of outstanding LXE Options, and to purchase (if available at approximately then-current market prices) the LXE Shares held by two partnerships controlled by David A. Rocker. The Rocker partnership shares at that time constituted the largest single holding of any LXE shareholder other than ELMG, and were sufficient to raise ELMG's LXE ownership above the 80% level required for filing consolidated income tax returns.

        In September 1995, before management acted on the ELMG Board's various authorizations, and before any proposals were formulated, adopted or presented to any LXE shareholders, LXE announced an anticipated loss for the quarter ending September 30, 1995. From a closing price of $13.50 at the end of August, the reported closing sales prices for the LXE Shares declined to $10.25 at the end of September and $8.00 at the end of November and December 1995, for an aggregate decline of approximately 40%.

  In view of the depressed market for LXE Shares and the efforts being undertaken to return LXE to profitability, management concluded, in consultation with the ELMG Board, that it was no longer desirable or appropriate at that time to pursue 100% ownership. However, management continued to believe that ELMG would benefit by acquiring the Rocker partnership shares and increasing its LXE ownership above 80%. Based on preliminary discussions with Mr. Rocker, management concluded that these shares were not available at the then-current depressed market prices, and management sought and received the ELMG Board's authorization to negotiate a transaction at a premium over market prices using ELMG Shares for all or a portion of the purchase price. Further preliminary conversations with Mr. Rocker in October 1995 caused management to conclude that at that time the parties would be unable to agree on key terms, including the extent to which any purchase price would be paid by delivery of ELMG Shares, and the matter was not pursued until January 1996. Negotiations commencing at that time resulted in the acquisition, on February 23, 1996, of 548,200 LXE Shares. In this transaction, ELMG delivered to the Rocker partnerships .8337 ELMG Shares plus $.912 in cash for each LXE Share acquired, and also received the agreement of Mr. Rocker and the partnerships to make no further purchases of LXE Shares for a period of five years.
At the date of closing, the ELMG Shares had a closing market value of $12.25 per share, or $10.21 for each .8337 ELMG Shares. The ELMG Shares delivered in the transaction were not registered under state or federal securities laws, and could not be freely traded by their holders, but ELMG agreed to register such shares for resale by such holders and subsequently obtained such registration.

        ELMG also acquired 19,874 LXE Shares in a cash transaction, at $9.44 per share, on May 1, 1996. This transaction was with a market maker who had acquired these shares from a former LXE executive officer who had terminated as an employee and had exercised an option previously granted to him in connection with his employment. This transaction was entered into in order to protect ELMG's 80% ownership level.

        LXE reported a further loss for the quarter ended March 31, 1996, but returned to profitability in the quarter ended June 30, 1996, and was expected by management to report improving performance in the immediately succeeding future quarters. As a result, in July 1996, ELMG's management conducted a review of the benefits and costs of a transaction that would result in full ownership of LXE . The matter was reviewed with the ELMG Board at a meeting held on July 31, 1996. Based on the potential perceived advantages, the Board authorized management to continue the review process, and to retain investment banking assistance in evaluating whether to propose such a transaction and in developing a proposed structure and terms. Because of the significant holdings of LXE Shares and LXE Options of four members of the ELMG Board (John B. Mowell, John E. Pippin, Don T. Scartz and Thomas E. Sharon) the ELMG Board delegated to the ELMG Special Committee, consisting of Anthony J. Iorillo, Jerry H. Lassiter, and John H. Levergood, the responsibility for approving the retention of an investment banker, and for making a recommendation to the full ELMG Board as to whether to proceed with a transaction and if so, on what terms.

        The LXE Board held its regular quarterly meeting the following day, August 1, 1996. ELMG management and board members present at this meeting were Thomas E. Sharon, John E. Pippin, John B. Mowell, Don T. Scartz and William S. Jacobs. Dr. Sharon and Messrs. Scartz and Jacobs advised the other members of the LXE Board of the status of ELMG's consideration of a transaction to acquire the minority LXE Shares by issuing ELMG Shares, and reported the appointment of the ELMG Special Committee and proposed retention of investment banking assistance. Because ELMG was at that time considering the possibility of a merger transaction, which would involve negotiations with and, in order to proceed, approval of the LXE Board, the LXE Board appointed its own Special Committee (the "LXE Special Committee") consisting of Frank W. Blount, William F. Evans and Francis X. Stankard, being all of the LXE directors who were not directors, employees or shareholders of ELMG.

        The LXE Special Committee was delegated full authority to identify and retain investment banking and legal advisors in order to be in position to respond to a merger offer by ELMG, if one was forthcoming, and to negotiate (or reject) an agreement on behalf of LXE.

        Other than the proposed use of ELMG Shares, no proposed transaction terms were discussed. Mr. Evans observed that, in his view, in recent years LXE had become less attractive as a separate investment approach, and that LXE shareholders likely would improve their investment prospects by becoming ELMG shareholders in an appropriately structured transaction. No member of the LXE Special Committee indicated the merger terms or exchange ratio that he might consider to be appropriate.

        Following further review of alternative transactions, potential transaction costs and timing, the number of LXE 's shareholders, and the concentration of LXE Shares in a small number of institutional holders, ELMG concluded that if the ELMG Special Committee and the ELMG Board chose to proceed, an exchange offer directly to the LXE Shareholders probably would be the most efficient and cost-effective transaction structure. On September 3, 1996, Mr. Scartz, as ELMG's Senior Vice President and Chief Financial Officer, and Mr. Jacobs, as its Vice President and General Counsel, participated in telephone conversations with each of Messrs. Evans and Stankard. At this time, Messrs. Evans and Stankard were advised that ELMG was contemplating the possibility of an exchange offer and was no longer considering the possibility of proposing a negotiated merger. Messrs. Scartz and Jacobs also advised that ELMG was not contemplating negotiation with the LXE Special Committee concerning the terms of an exchange offer, if one were initiated. Based on this information, Messrs. Evans and Stankard concluded that retention of an investment banker was not necessary at that time, but that independent legal counsel would be retained to advise the LXE Special Committee if and at the time ELMG determined to proceed.

        At a meeting held on October 2, 1996, following presentations by and discussions with ELMG's management and Oppenheimer, which had been retained to provide investment banking assistance, the ELMG Special Committee unanimously approved the recommendation that ELMG proceed with the Exchange Offer, on the terms described in this Offering Circular/Prospectus. At a meeting held on October 3, 1996, the full ELMG Board unanimously accepted and approved the ELMG Special Committee's recommendation.


Purpose of the Exchange Offer and Merger

        The Exchange Offer is being made for the purpose of acquiring 100% of the outstanding LXE Shares. ELMG is seeking
100% ownership of LXE for the following reasons:

        * Ownership of 100% of the LXE Shares would facilitate and encourage greater exchange and sharing of technical and marketing resources among LXE and ELMG's other operating subsidiaries, particularly EMS Technologies,
             Inc., which is a 100% owned subsidiary and possesses superior RF wireless engineering capabilities. ELMG believes that access to such capabilities will be important in LXE's future efforts to expand its wireless networking business into new applications and markets. With LXE as a 100% owned subsidiary, such exchange and sharing can be effected more expeditiously and with simpler review and approval procedures than is possible under current procedures, which are designed to protect the interests of the minority LXE shareholders.

        * As a 100% owned subsidiary, LXE would no longer incur separate SEC reporting, shareholder reporting, tax reporting, annual meeting and independent board expenses, as well as other certain separate corporate expenses. ELMG estimates that elimination of these expenses would result in savings of approximately $420,000 per year.

        * ELMG believes the greater ease in sharing of resources among subsidiaries would permit consolidation of various functions and operations, and more efficient allocation and operation of production facilities, resulting in direct savings believed to be significant but for which no firm estimates have been developed.

        * It is ELMG's belief, based on its management's participation in conferences and discussions with analysts and other members of the investment community, that LXE 's status as a separately-traded company results in disproportionate attention to LXE's role within the ELMG organization, and detracts from ELMG's ability to communicate its overall business strategy.

        * Conversion of the LXE minority shareholder interest into additional outstanding ELMG shares would increase
             ELMG's share capitalization and number of shareholders, and may thus encourage market makers and analysts to participate in that market.

     * ELMG believes that the conversion on the proposed terms of the LXE Shares held by minority LXE shareholders may be attractive to those shareholders because, among other possible reasons, the trading market for LXE Shares has been relatively illiquid with much lower trading volumes and much wider bid-asked spreads than the market for ELMG Shares, and thus may be less attractive to potential investors, particularly those interested in liquidity for a substantial holding. See "MARKETS FOR THE ELMG AND LXE SHARES." In addition, as holders of ELMG Shares, LXE shareholders would retain a significant indirect interest in LXE.

        If ELMG holds, upon completion of the Exchange Offer, at least 90% of such outstanding shares, under Georgia law ELMG could and would cause the merger of LXE with a newly formed subsidiary of ELMG without seeking a vote of LXE's shareholders or the LXE Board, in which event remaining LXE shareholders (other than ELMG) would receive .75 ELMG Shares for each LXE Share.

        If ELMG does not receive a sufficient tender in the Exchange Offer to increase its LXE ownership above 90%, it will not accept tendered LXE Shares, and has not formulated any plans or proposals with respect to any subsequent efforts to acquire additional LXE Shares.

        Management believes that if the Exchange Offer is successful the above-referenced benefits would be obtained with no earnings-per-share dilution in 1997 or later years. For 1997 and 1998, this belief reflects projections of LXE earnings prepared internally for normal business planning purposes. The preparation and analysis of such projections of future operating results are, in management's view, an essential tool in managing the business of LXE and ELMG. However, neither management nor the ELMG Board can know the course of future events, and thus any such projections are no more than management's expectations, based on its current understanding of factors it believes to be relevant, and are subject to future developments and events that cannot currently be known by, and may be beyond the control of, LXE or ELMG. For example, management's projections of LXE's earnings in 1997 and 1998 could be materially affected, negatively or positively, by unexpected product advances by competitors, by the unexpected development of alternative technologies, by unexpected growth rates (either faster or slower) in existing and target markets for LXE's products, by currently unknown technical breakthroughs by LXE's engineering staff, by unexpected difficulties in designing and manufacturing new products, and by general economic trends and conditions both in the United States and abroad.

        Management's belief that the issuance of ELMG Shares in the Exchange Offer and Merger would not adversely affect future earnings per share is dependent on the anticipated savings described above. These savings include both LXE's expenses as a separate publicly traded company, as to which quantified savings are readily identifiable, and other savings, which have not been specifically quantified, arising from greater ease in sharing resources throughout the organization.

        ELMG management also believes it is possible that LXE's future operations could achieve higher levels than those contained in the above-described projections. In the course of managing LXE's business affairs, management has analyzed potential scenarios involving, for example, higher assumed rates of growth in LXE's traditional markets and in new markets (such as healthcare) that LXE is seeking to establish. Utilizing favorable assumptions, such scenarios support the possibility of future earnings at LXE substantially exceeding those required for ELMG to avoid earnings-per-share dilution as a result of the Exchange Offer and Merger. Such scenarios and higher earnings are believed to be possible, and from time to time are used internally for purposes of contingency planning and encouraging higher levels of achievement. However, while achievement of higher earnings is a primary objective of ELMG's management and Board, such scenarios are viewed by ELMG as being speculative, dependent on favorable future developments, and highly subject to risks. For this reason, such scenarios and the potential higher earnings that they support have not been relied upon either by management for purposes of establishing employment levels or other external commitments, or by the ELMG Special Committee or Board in determining the exchange ratio.

        Except for the Transaction and except as otherwise described in this Offering Circular/Prospectus, ELMG does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of LXE, or the sale or transfer of a material amount of assets involving
LXE or any of its subsidiaries, or any changes in LXE's capitalization or any other change in LXE's corporate structure or business or the composition of its management. However, ELMG may, in the future, propose or develop additional or new plans or proposals, or may propose the acquisition or disposition of assets or other changes in LXE's business, corporate structure, capitalization, management or dividend policy.


Determination of the Exchange Ratio

        The ELMG Board has approved the exchange ratio being offered for the LXE shares, based on the recommendation of the ELMG
Special Committee, whose members have no ownership or other personal interest in LXE. The ELMG Special Committee and ELMG Board each concluded that the exchange ratio was reasonable and appropriate in light of numerous factors, including: relative historical and anticipated contributions to ELMG's earnings, with particular emphasis on estimated 1997 earnings; relative trading prices for the LXE and ELMG Shares; market valuations of comparable companies as multiples of selected operating results, including revenues and earnings per share, again with particular emphasis on estimated 1997 earnings; relative discounted cash flow analyses; the terms of comparable minority buy-out transactions; the fact that tendering holders of LXE Shares would continue to participate in the business of LXE as holders of ELMG Shares; the perception of ELMG's management regarding LXE 's business prospects; the condition of the NASDAQ public market for the LXE Shares; and the perceived benefits to ELMG of obtaining
100% ownership of LXE.

         The exchange ratio represents a premium of 21.8% based on the relative final closing sales prices of ELMG Shares and LXE Shares on October 3, 1996, the date on which the exchange ratio was approved by the ELMG Board, and a premium of 17.0% based on the relative average closing reported sales prices during the 10 trading days ending on such date, in each case as reported by
NASDAQ.   Based on relative closing high bid quotations reported
by NASDAQ, the premiums are 25.9% and 22.3%, respectively; high bid prices are the prices at which at least one market maker stands ready to purchase at least one round lot from investors seeking to sell their shares, and ELMG believes that, for shares (such as those of LXE ) with wide bid-asked spreads, the high bids provide a more accurate measure of sales prices available to individual investors.


Financial Advisor

        Oppenheimer was retained by the ELMG Special Committee and Board to provide advice in connection with the proposed Transaction. However, Oppenheimer was not requested to, and has not, rendered any opinion as to the fairness of the Exchange Offer, from a financial point of view or otherwise, to either the LXE shareholders or the ELMG shareholders, and Oppenheimer makes no recommendation as to whether LXE shareholders should tender their LXE Shares to ELMG pursuant to the Exchange Offer.

        Oppenheimer is a nationally recognized investment banking firm and is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distribution of listed and unlisted securities and private placements, and in valuation for estates, corporate and other purposes. Oppenheimer was retained by the ELMG Special Committee and Board as financial advisor because of, among other things, Oppenheimer's expertise in financial matters in general and in wireless technology industries in particular, and because of its familiarity with both ELMG and LXE through analysts and investment bankers who have been following and maintaining contact with both companies.

        In providing assistance to the ELMG Special Committee and Board, Oppenheimer reviewed certain publicly available business and financial information and stock market data relating to ELMG and LXE. Oppenheimer also received certain other information provided to it by ELMG, including financial forecasts and internally prepared information of ELMG and LXE, and met with the management of ELMG and the President of LXE to discuss the business and prospects of ELMG and LXE.

        In the ordinary course of its business, Oppenheimer may actively trade equity securities of ELMG and LXE for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. Oppenheimer advised ELMG that as of the date of this Offering Circular/Prospectus, Oppenheimer held no securities of ELMG or LXE for its own account.

        As compensation for its services in providing advice to the ELMG Special Committee and Board, and for serving as Dealer
Manager for the Exchange Offer, ELMG has paid Oppenheimer
$125,000 to date ($25,000 of which constituted a retainer and $100,000 of which became payable upon commencement of the Exchange Offer), and has agreed to pay Oppenheimer an additional fee of $175,000 in the event ELMG is successful in acquiring, pursuant to the Exchange Offer and Merger, or otherwise, 50% or more of the LXE shares not already owned by ELMG. In addition, ELMG has agreed to reimburse Oppenheimer for its out-of-pocket expenses. ELMG also has agreed to indemnify Oppenheimer and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws.


Interests of Certain Persons in the Exchange Offer and Proposed
Merger

        Thomas E. Sharon is the President and Chief Executive Officer of ELMG and is the Chairman of the Board and Chief Executive Officer of LXE . John E. Pippin is the Chairman of the Board of ELMG and a director of LXE . Don T. Scartz is the Senior Vice President and Chief Financial Officer, Treasurer and a director of ELMG, and is Chief Financial Officer and Treasurer of LXE . William S. Jacobs is Vice President, Secretary and General Counsel of ELMG, and is Secretary and General Counsel of LXE. John B. Mowell is a director of both ELMG and LXE .

        Two holders of in excess of 5% of the outstanding ELMG Shares also are substantial holders of LXE Shares, and certain directors and executive officers of ELMG are the beneficial owners of LXE Shares or LXE Options. The tables set forth in "SECURITY OWNERSHIP" detail the holdings of ELMG Shares, ELMG Options, LXE Shares and LXE Options of each such person.

        Each of the individual directors and executive officers has advised ELMG of his intention to tender the LXE Shares controlled by him in the Exchange Offer, and to vote the ELMG Shares controlled by him in favor of the Proposed Merger. ELMG has been advised by Kopp Investment Advisors, Inc. and Dimensional Fund Advisors, Inc. that [TO BE COMPLETED AS APPROPRIATE].


Terms of the Exchange Offer

        Upon the terms and subject to the conditions of the Exchange Offer, ELMG hereby offers to exchange ELMG Shares for all outstanding LXE Shares, at an exchange ratio of .75 ELMG Shares for each LXE Share, provided that such LXE Shares are validly tendered by the Expiration Date and not withdrawn as provided at "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, Atlanta time, on [BLANK], 1996, unless ELMG extends the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date to which the Exchange Offer is so extended by ELMG.

        Upon the terms and subject to the conditions of the Exchange offer, ELMG will exchange all LXE Shares for ELMG Shares.
Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Letter of Transmittal, any transfer taxes on the exchanged LXE Shares pursuant to the Exchange Offer will be paid by or on behalf of ELMG unless such payment would jeopardize the tax-free nature of the Transaction for federal income tax purposes. Currently, ELMG is not aware of any transfer taxes, the payment of which by ELMG would have such a result.

        No fractional ELMG Shares will be distributed. The Exchange Agent, acting as agent for LXE shareholders otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of such shareholders. Proceeds from sales of fractional shares will be paid by the Exchange
Agent based upon the average gross selling price per share of all such sales.

        The Exchange Offer is subject to certain conditions set forth below at "Certain Conditions of the Exchange Offer," including the conditions, which cannot be waived, (i) that ELMG's shareholders approve the issuance of ELMG Shares pursuant to the Exchange offer on or before the Expiration Date, and (ii) that ELMG receive sufficient tenders of LXE Shares to increase its ownership above 90% and that it then causes the Merger to occur immediately after accepting such tendered Shares. If any condition is not satisfied, ELMG may (i) terminate the Exchange
Offer and return all tendered LXE Shares to tendering shareholders, (ii) extend the Exchange Offer and, subject to withdrawal rights as set forth below at "Withdrawal Rights," retain all such LXE Shares until the expiration of the Exchange
Offer as so extended, (iii) waive such condition (other than the conditions specifically referred to in the preceding sentence) and, subject to any requirement to extend the period during which the Exchange Offer is open, exchange all LXE Shares validly tendered for exchange by the Expiration Date and not withdrawn, or (iv) delay acceptance or exchange of any LXE Shares until satisfaction or waiver of such condition to the Exchange Offer, even though the Exchange Offer has expired. ELMG's right to delay acceptance, or exchange of, tendered LXE Shares is subject to applicable law, including, to the extent applicable, Rule 14e-1(c) promulgated under the Exchange Act, which requires that ELMG pay the consideration offered or return the LXE Shares deposited by or on behalf of the LXE shareholders promptly after the termination or withdrawal of the Exchange Offer. For a description of ELMG's right to extend the period during which the Exchange Offer is open and to amend, delay or terminate the Exchange Offer, see "Extension of Tender Period; Termination; Amendment," below.

        This Offering Circular/Prospectus and the related Letter of Transmittal will be mailed to record holders of LXE Shares and will be furnished, for transmittal to beneficial owners of LXE Shares, to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the LXE shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


Conversion of LXE Options

        LXE has maintained the LXE Stock Plan, under which it has from time to time issued Options to acquire LXE Shares to its directors, officers and other senior employees. All such LXE Options have been issued at the fair market value of the LXE Shares on the date the option was granted. Options to acquire 366,543 LXE Shares remain outstanding, and options for 293,868 shares currently are exercisable at prices ranging from $3.66 to $18.25. The remaining options for 52,675 shares become exercisable not later than September 26, 2002, at option prices ranging from $5.66 to $11.25. The ELMG Special Committee and other members of the ELMG Board believe that stock options are an important tool for attracting and retaining qualified personnel, and for aligning the interests of key employees with those of the shareholders. As a result, the ELMG Special Committee and the ELMG Board believe that the LXE Options should be converted into options to acquire .75 ELMG Shares for each LXE Share under option, subject to the same vesting and expiration dates and other material terms as the existing LXE Options. The exercise prices of the ELMG Options would be adjusted proportionately upwards by one-third, such that the aggregate exercise price and "spread" (that is, the difference between the exercise price and market value multiplied by the number of shares) for each option would be unchanged by the Merger conversion.

        Under the LXE Stock Plan, the outstanding LXE Options could, as an alternative to conversion into ELMG Options, be canceled in the Merger, but only if the option holders first had the opportunity to exercise their options and thus receive ELMG
Shares in the Merger.  The ELMG Special Committee, the
Compensation Committee of the ELMG Board and the full ELMG Board all believe that it is preferable and more consistent with the original intent of the LXE Options to convert them into ELMG Options, thereby maintaining the equity incentives that options provide, and limiting the potential adverse effects of substantial sales of ELMG Shares by officers and employees who, if the cancellation alternative were elected, would be required to cover the exercise prices and taxes on income realized on exercise. The ELMG Special Committee, the Compensation Committee and the full ELMG Board also concluded that converting the outstanding LXE Options into a proportionate number of comparable ELMG Options was preferable to making cash payments to buy out
LXE Options at their respective spreads, because the cash buyout approach would involve current accounting charges and use of cash, and also would eliminate the continuing incentives intended at the time the LXE Options were granted.


Procedures for Tendering LXE Shares

        To tender LXE Shares pursuant to the Exchange Offer, either:
(a) a properly completed and duly executed Letter of Transmittal
(or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus and either (i) certificates for the shares of LXE Shares to be tendered must be received by the Exchange Agent at one of such addresses, or (ii) such LXE Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Exchange Agent), in each case by the Expiration Date; or (b) the guaranteed delivery procedure described below must be complied with.

        The Exchange Agent will establish an account with respect to the LXE Shares at [BLANK] and [BLANK] (collectively, the "Book-Entry Transfer Facilities") for purposes of the Exchange Offer within two business days after the date of this Offering Circular/Prospectus, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of LXE Shares by causing such Book-Entry Transfer Facility to transfer such LXE Shares into the Exchange Agent's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of LXE Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) and any other required documents must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus by the Expiration Date, or the guaranteed delivery procedure described below must be complied with.
Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

        Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the LXE Shares tendered therewith and such holder has not completed the box entitled "Special Exchange Instructions" on the Letter of Transmittal, or (b) such LXE Shares are tendered for the account of an Eligible Institution. See Instructions [BLANK] and [BLANK] of the Letter of Transmittal.

        If a shareholder desires to tender LXE Shares pursuant to the Exchange Offer and cannot deliver such LXE Shares and all other required documents to the Exchange Agent by the Expiration Date, such LXE Shares may nevertheless be tendered if all of the following conditions are met:

        (i)       such tender is made by or through an Eligible
                  Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by ELMG is received by the Exchange Agent by the Expiration Date; and

        (iii) the certificates for such LXE Shares (or a confirmation of a book-entry transfer of such LXE Shares into the Exchange Agent's account at one of the Book Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The method of delivery of LXE Shares and all other required documents is at the option and risk of the tendering shareholder. If certificates for LXE Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended and sufficient time to ensure timely receipt should be allowed.
To avoid backup federal income tax withholding with respect to ELMG Shares received by a shareholder pursuant to the Exchange Offer, the shareholder must provide the Exchange Agent with his correct taxpayer identification number or certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

        The tender of LXE Shares pursuant to any one of the procedures described above will constitute an agreement between the tendering shareholder and ELMG upon the terms and subject to the conditions of the Exchange Offer.

        All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of LXE Shares will be determined by ELMG, in its sole discretion, which determination will be final and binding. ELMG reserves the absolute right to reject any or all tenders of LXE Shares determined by it not to be in proper form or the acceptance for exchange of LXE Shares which may, in the opinion of ELMG's counsel, be unlawful. ELMG also reserves the absolute right to waive any defect or irregularity in any tender of LXE Shares. None of ELMG, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders, or incur any liability for failure to give any such notification.


Exchange of LXE Shares

        Upon the terms and subject to the conditions of the Exchange Offer, ELMG will accept for exchange, and will transfer ELMG
Shares in exchange for, LXE Shares validly tendered and not withdrawn by the Expiration Date as promptly as practicable after the later of (i) the Expiration Date, and (ii) the satisfaction or waiver of the conditions set forth below in " Certain Conditions of the Exchange Offer." In addition, ELMG reserves the right, in its sole discretion subject to Rule 14e-1(c) promulgated under the Exchange Act, to delay the acceptance for exchange, or delay exchange, of any LXE Shares in order to comply with any applicable law. For a description of ELMG's right to terminate the Exchange Offer and not accept or exchange, or to delay acceptance or exchange of any LXE Shares, see
"Extension of Tender Period; Termination; Amendment," below.

        For purposes of the Exchange Offer, ELMG shall be deemed to have accepted for exchange and exchanged LXE Shares tendered for exchange when, as and if ELMG gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such LXE
Shares for exchange. Exchange of LXE Shares accepted for exchange pursuant to the Exchange Offer will be made by deposit of tendered LXE Shares with the Exchange Agent, which will act as agent for the tendering shareholders for the purpose of receiving
ELMG Shares from ELMG and transmitting such ELMG Shares to tendering shareholders. In all cases, exchange for shares of LXE Shares accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such LXE Shares (or of a confirmation of a book-entry transfer of such LXE Shares into the Exchange Agent's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents. For a description of the procedure for tendering LXE Shares pursuant to the Exchange
Offer, see " Procedures for Tendering LXE Shares," above.
Accordingly, exchanges of ELMG Shares for LXE Shares may be made to tendering shareholders at different times if delivery of the LXE Shares and other required documents occur at different times. Under no circumstances will interest be paid by ELMG pursuant to the Exchange Offer, regardless of any delay in making such exchange.

        If certain events occur, ELMG may not be obligated to exchange ELMG Shares for LXE Shares pursuant to the Exchange
Offer.  See "Certain Conditions of the Exchange Offer," below.

        If any tendered LXE Shares are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more LXE Shares than are tendered, certificates for such unexchanged or untendered LXE Shares will be returned (or, in the case of LXE Shares tendered by book-entry transfer, such LXE
Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Exchange Offer.


Withdrawal Rights

        Tenders of LXE Shares made pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after [BLANK], 1996 unless theretofore accepted for exchange as provided in this Offering Circular/Prospectus. If ELMG extends the period during which the Exchange Offer is open, is delayed in its acceptance of LXE Shares for exchange or is unable to accept LXE Shares for exchange pursuant to the Exchange offer for any reason, then, without prejudice to ELMG's rights under the Exchange Offer, the Exchange Agent may, on behalf of ELMG, retain all LXE Shares tendered, and such LXE Shares may not be withdrawn except as otherwise provided in this section.

        To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus, and must specify the name of the shareholder who tendered the LXE Shares to be withdrawn and the number of LXE Shares to be withdrawn. If the LXE Shares to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (unless not required by the terms set forth above at "Procedures for Tendering LXE Shares") must be submitted before such LXE Shares will be released. In addition, such notice must specify, in the case of LXE Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the LXE Shares to be withdrawn or, in the case of LXE Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn LXE Shares. Withdrawals may not be rescinded and LXE Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn LXE
Shares may be retendered by again following one of the procedures described above at "Procedures for Tendering LXE Shares" before the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by ELMG, in its sole discretion, which determination will be final and binding. None of ELMG, the Exchange Agent, the Information
Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal, or incur any liability for failure to give any such notification.


Extension of Tender Period; Termination; Amendment

        ELMG reserves the right (but will not be obligated), at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified below at "Certain Conditions of the Exchange Offer" have been satisfied, to (i) extend the period during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making public announcement of such extension, or (ii) amend the Exchange Offer in any respect by making a public announcement of such amendment. There can be no assurance that ELMG will exercise its right to extend or amend the Exchange Offer.

        If ELMG materially changes the terms of the Exchange Offer (other than a change in price or percentage of securities sought) or the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, ELMG will extend the Exchange Offer, if required by applicable law, for a period sufficient to allow shareholders to consider the amended terms of the Exchange Offer. Certain rules promulgated under the Exchange Act provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given, and that, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response. If (i) ELMG increases or decreases the consideration offered for LXE Shares pursuant to the Exchange Offer or ELMG decreases the number of LXE Shares eligible for exchange, and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. The term "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Atlanta time.

        ELMG also reserves the right, in its sole discretion, if any condition specified below at "Certain Conditions of the Exchange Offer" has not been satisfied and so long as LXE Shares have not theretofore been accepted for exchange, to delay (except as otherwise required by applicable law) acceptance of, or the delivery of ELMG Shares in exchange for, any tendered LXE Shares, or to terminate the Exchange offer and not accept, or deliver
ELMG Shares in exchange for, any such LXE Shares.

        If ELMG extends the period of time during which the Exchange Offer is open for any reason, is delayed in accepting or in delivering ELMG shares in exchange for, any LXE Shares, or is unable to accept or so deliver in exchange for, any tendered LXE Shares, then, without prejudice to ELMG's rights under the Exchange Offer, the Exchange Agent may, on behalf of ELMG, retain all LXE Shares tendered, and such LXE Shares may not be withdrawn except as otherwise provided above at "Withdrawal Rights." The reservation by ELMG of the right to delay acceptance, or exchange of, any LXE Shares is subject to the requirements of Rule 14e-1(c) under the Exchange Act, which requires that ELMG pay the consideration offered or return the LXE Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Exchange Offer.

        Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which ELMG may choose to make any public announcement, ELMG will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service, subject to ELMG's obligations under Rule 14d-4(c) under the Exchange Act (relating to the to dissemination of public announcements concerning material changes in the Offering Circular/Prospectus), if such rule is applicable. If the Exchange Offer is extended, Commission regulations require a public announcement of such extension no later than 9:00 a.m., Atlanta time, on the next business day after the previously scheduled Expiration Date.


Certain Conditions of the Exchange Offer

        ELMG may not accept tendered LXE Shares for exchange unless each of the following conditions, which may not be waived by ELMG, shall have been satisfied:

             (a) The shareholders of ELMG, acting at a duly convened meeting by vote of not less than half of the ELMG
     Shares voted, shall haveapproved the issuance of ELMG Shares in the Transaction (see "Approval by ELMG's Shareholders," below); and

             (b) There shall have been tendered in the Exchange Offer and not withdrawn at least that number of LXE Shares as shall, upon acceptance thereof, increase ELMG's ownership of LXE Shares to 90% of those then-outstanding, and ELMG shall have provided to the Exchange Agent its irrevocable commitment to cause the Merger to occur immediately following such acceptance. Notwithstanding any other provision of the Exchange Offer and without prejudice to ELMG's other rights under the Exchange Offer, ELMG shall not be required to accept or deliver ELMG Shares in exchange for any LXE Shares, and may terminate the Exchange Offer as provided above at "Extension of Tender Period; Termination; Amendment," if any of the following conditions exists:

             (c) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Exchange Offer or any other material element of the Transaction, the acceptance for exchange of, or delivery of ELMG Shares in exchange for, some of or all of the LXE Shares by ELMG, or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Exchange Offer (including the other elements of the Transaction), (ii) seeking any material diminution in the benefits expected to be derived by ELMG or any of its affiliates, including LXE , as a result of the transactions contemplated by the Exchange
     Offer (or any other elements of the Transaction), or (iii) that otherwise, in the sole judgment of ELMG, has or may have material adverse significance with respect to either the value of ELMG or any of its subsidiaries or affiliates
     (including LXE) or the value of the LXE Shares to ELMG;

             (d) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Exchange Offer or any transaction contemplated by the Exchange Offer (including the other elements of the Transaction) by any court, government or governmental authority or agency, domestic or foreign, that, in the sole judgment of ELMG might, directly or indirectly, result in any of the consequences referred to in clauses (i) through
     (iii) of paragraph (a) above;

             (e)  there shall have occurred (i) any general
     suspension of trading in, or limitation on prices for,
     securities on any national securities exchange or in the
     over-the counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or development or threatened development involving a prospective material adverse change) in United States or any other currency exchange rates, or a suspension of or a
     limitation on the markets therefor, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,
     (v) any limitation (whether or not mandatory) by any
     governmental authority or agency on, or any other event
     that, in the sole judgment of ELMG, might adversely affect, the extension of credit by banks or other financial institutions,
     or (vi) in the case of any of the foregoing   existing at the time
     of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

             (f) any material adverse change (i) shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective material adverse change) in the business, financial condition, results of operations or prospects of LXE , or (ii) shall have occurred in the market price of the LXE Shares or in the United States securities, financial or commodities markets, or ELMG shall have become aware of any facts which, in the sole judgment of ELMG, have or may have material adverse significance with respect to the value of LXE Shares to ELMG which, in the sole judgment of ELMG, in any such case and regardless of the circumstances (including any action or omission by ELMG) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange of, or delivery of ELMG Shares in exchange for, any LXE Shares.

        The foregoing conditions (c) - (f) are for the sole benefit of ELMG and may be asserted by ELMG in its sole discretion regardless of the circumstances (including any action or omission by ELMG) giving rise to any such condition or may be waived by ELMG in its sole discretion in whole at any time or in part from time to time. The failure by ELMG at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by ELMG concerning the events described in this section will be final and binding upon all parties.

        In addition, ELMG will not accept for exchange any LXE Shares tendered, and no ELMG Shares will be transferred in exchange for any such LXE Shares, at any time at which there is in effect a stop order issued by the Commission with respect to the Registration Statement under which the ELMG Shares being offered.



Approval by ELMG's Shareholders

        The NASD's rules for securities traded on the NASDAQ National Market System require shareholder approval of transactions in which any director, officer or substantial shareholder of the traded company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in a company to be acquired, or in the consideration to be delivered in the transaction, and the present or potential issuance of common stock could result in an increase in outstanding common shares of 5% or more. Certain holders of in excess of 5% of the ELMG Shares, as well as certain ELMG directors and officers, have interests in LXE exceeding these individual or collective threshold levels. The Shares remaining available for option under the ELMG Stock Plan are not sufficient to allow conversion of all outstanding LXE Options -- of the 500,000 shares authorized under that Plan, 73,280 shares remain available for options, whereas up to 274,907 shares would be required for conversion of outstanding LXE Options in the Merger. In addition, some holders of LXE Options currently are not employees of LXE and would not be eligible to receive a current grant of an ELMG Option under the ELMG Stock Plan. Under both the ELMG Stock Plan and NASD rules, shareholder approval is required to amend that plan to increase the number of available shares to issue ELMG Options to all current holders of LXE Options. ELMG intends to seek shareholder approval at the ELMG Special Meeting, which is expected to be held on December [BLANK], 1996. See "THE EXCHANGE OFFER -- Certain Conditions of the Exchange Offer."


Certain Federal Income Tax Consequences

        The following discussion summarizes certain federal income tax consequences of the Exchange Offer and Merger to holders of LXE Shares, but does not purport to be a complete analysis of all of the potential tax effects of the Transaction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. This information is directed to LXE shareholders who hold their LXE Shares as "capital assets" within the meaning of Section 1221 of the Code. ELMG does not intend to request a ruling from the IRS with respect to the Exchange Offer or the Merger. The opinion of Kilpatrick & Cody, L.L.P., tax counsel to ELMG ("Tax Counsel") regarding federal income tax consequences relevant to the Exchange Offer and Merger is filed as an exhibit to the Registration Statement of which this Offering Circular/Prospectus is a part, and is subject to the qualifications stated therein. Such opinion, however, has no binding effect on the IRS or the courts.

        In the opinion of Tax Counsel, the transitory existence of a new subsidiary with which LXE will merge in the Merger will be disregarded for federal income tax purposes, and the Exchange
Offer together with the Merger will constitute a tax-free exchange under Section 368 of the Code. In such event, (i) no income, gain or loss will be recognized by LXE shareholders upon the receipt of ELMG Shares in exchange for their LXE Shares, (ii) no income, gain or loss will be recognized by ELMG or LXE pursuant to the Exchange Offer or Merger, (iii) the tax basis of the ELMG Shares received by LXE shareholders will be equal to their basis in LXE Shares immediately before consummation of the Exchange Offer or Merger, (iv) the holding period of the ELMG Shares received by each LXE shareholder will include the period for which such shareholder has held the LXE Shares surrendered in exchange therefor, and (v) the payment of cash in lieu of fractional share interests in ELMG will be treated for federal income tax purposes as if the fractional shares were issued as part of the overall transaction, and then were redeemed by ELMG.
The cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code.

        Certain LXE shareholders may be subject to backup withholding at a rate of 20% on payments of cash in lieu of fractional share interests in ELMG. In order to avoid such backup withholding, each LXE shareholder must provide the Exchange Agent with such LXE shareholder's correct taxpayer identification number and certify that such is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.


Effects of the Exchange Offer and Merger

        As a result of the Exchange Offer and Merger, if completed, LXE would become a wholly owned subsidiary of ELMG, and LXE's shareholders other than ELMG would hold, in lieu of their LXE
Shares, ELMG Shares representing approximately 9.3% of the then-outstanding equity ownership of ELMG.

        LXE Shares would no longer be traded on the NASDAQ National Market System or on any other market, and would no longer be registered under the Exchange Act. ELMG currently intends that the business of LXE will operate in substantially the same way as at present, except for greater exchange and sharing of techinical, production and marketing resources among LXE and ELMG's other subsidiaries. ELMG has formulated no plans for changes in the officers of LXE following the Merger, but may do so in the future. It is unlikely that LXE's Board would continue to include members who were not employed by or otherwise affiliated with ELMG.


Fees and Expenses

        Financial Advisor and Dealer Manager. Oppenheimer is acting as ELMG's financial advisor in connection with the proposed acquisition of LXE and as Dealer Manager for the Exchange Offer.
In connection with such services, ELMG has agreed to pay to
Oppenheimer an aggregate fee of  up to $300,000, plus certain
expenses.   See "THE EXCHANGE OFFER--Financial Advisor."
Oppenheimer may be an underwriter of the ELMG Shares under the Securities Act.

        Information Agent. ELMG has retained Corporate Investor Communications, Inc. to act as the Information Agent and SunTrust Bank, Atlanta to act as the Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of LXE Shares by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. The Information Agent and the Exchange Agent have not been retained to make solicitations or recommendations in their respective roles as Information Agent or Exchange Agent.

        Others. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by ELMG for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        It is estimated that the expenses incurred by ELMG in connection with the Exchange Offer and Merger will be approximately as set forth below:


                       (In thousands)

        Investment banking fees                      $
        Legal fees
        Accounting and Exchange Agent fees
        Filing fees
        Printing, mailing and Information
          Agent fees
        Miscellaneous
                                                    ---------
                                                   $=========


Source of Funds

        ELMG expects to obtain the funds for fees and expenses related to the Transaction from available cash and cash equivalents.


Regulatory Approvals

        ELMG is not aware of any license or regulatory permit which appears to be material to the business of LXE and which is likely to be adversely affected by ELMG's acquisition of LXE Shares pursuant to the Exchange Offer and Merger, or of any approval or other action by any state, federal or foreign government or governmental agency that would be required before the acquisition of LXE Shares pursuant to the Exchange Offer or Merger. ELMG presently intends to take such actions with respect to any approvals as will enable it to acquire LXE Shares as expeditiously as possible. In this regard, ELMG expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the Exchange Offer and Merger.

        There can be no assurance that any license, permit, approval or other action, if needed, would be obtained or, if so obtained, when, or that adverse consequences might not result to LXE or to its business in the event of adverse regulatory action or inaction.


Miscellaneous

        ELMG is not aware of any jurisdiction where the making of the Exchange Offer or the acceptance thereof would not comply with applicable law. If ELMG becomes aware of any jurisdiction where the making of the Exchange Offer or acceptance thereof would not comply with applicable law, ELMG will make a good faith effort to comply with such law. If, after such good faith effort, ELMG cannot comply, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of LXE Shares in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of ELMG not contained in this Offering Circular/Prospectus or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                       INFORMATION ABOUT LXE

        Copies of LXE's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and of its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, are delivered with this Offering Circular/Prospectus. The description of LXE in such Reports and in certain other reports filed by LXE with the Commission pursuant to the Exchange Act is incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE."


                      INFORMATION ABOUT ELMG

        The description of ELMG set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and in subsequent reports filed by ELMG with the Commission pursuant to the Exchange Act is incorporated herein by reference. See
"INCORPORATION OF DOCUMENTS BY REFERENCE."

        ELMG is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial statements and other matters. Information as of particular dates concerning ELMG's directors and executive officers, their remuneration, options granted to them, the principal holders of ELMG's securities and any material interests of such persons in transactions with ELMG is required to be disclosed in proxy statements distributed to ELMG's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and may be copied as described in "AVAILABLE INFORMATION," or obtained in the manner specified on page -ii- of this Offering Circular/Prospectus.

        Except as described above and in "THE EXCHANGE OFFER -- Background" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,"
(a) neither ELMG nor, to the best of ELMG's knowledge, any of ELMG's directors and executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of LXE , and (b) there have not been any contracts, negotiations or transactions between (i) ELMG or any of ELMG's directors, officers or affiliates, on the one hand, and (ii) LXE or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission. None of ELMG and its directors and executive officers has effected any transaction in LXE Shares during the 60 days preceding the commencement of the Exchange Offer.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LXE's Relationship and Transactions with ELMG

        As of [BLANK], 1996, ELMG owned 4,543,074 LXE Shares, representing approximately 81.4% of the 5,574,518 outstanding LXE Shares. ELMG has the power, acting alone, to elect the entire LXE Board and, except as may otherwise by provided by law, to approve any action requiring shareholder approval, and three of the six members of the LXE Board are also members of the ELMG Board. ELMG's ownership of more than a majority of the outstanding LXE Shares precludes a change in control of LXE not favored by ELMG.

        During the past three fiscal years, ELMG has provided LXE with a variety of services, and ELMG and LXE have entered into a variety of transactions. It is the intention of LXE and ELMG that all transactions between them, or between LXE and any other affiliated party, will be beneficial to LXE and will be approved by disinterested members of the LXE Board. In this regard, transactions with ELMG or other affiliates are reviewed and approved by the LXE Audit Committee members who are not otherwise affiliated with ELMG. Reviews of continuing relationships, such as those under the Services Agreement or with respect to the retirement and group health plans, as described below, occur no less often than annually. The following is a description of transactions between ELMG and LXE since the beginning of the fiscal year ended December 31, 1992:

        Administrative and Other Services.   Pursuant to a Services
Agreement that is updated annually, ELMG provides administrative and other services to LXE. Under this Agreement, ELMG is obligated for a one-year term, and during any subsequent renewals, to provide services as reasonably required by LXE. The Services Agreement covers accounting services, services related to facilities operations and maintenance, data processing services, investor relations services, and engineering design services. Amounts to be paid are determined by reference to allocation formulas that are reviewed each year and are intended to reimburse ELMG for the cost of providing each category of services, including overhead costs associated with the personnel and facilities involved. The Services Agreement also provides for the allocation to LXE of approximately 50% (45% in 1994) of the compensation and overhead costs of ELMG's Chief Executive Officer, Chief Financial Officer and General Counsel, each of whom also serves LXE in a similar capacity. This allocation was determined after consideration of anticipated relative time commitments and of anticipated relative net sales of the two companies for the year in question. For all services under the Services Agreements, LXE paid to ELMG $1,579,000 for 1993, $1,739,000 for 1994, and $1,724,000 for 1995, and ELMG
anticipates that the amount to be paid in 1996 will not significantly differ from the 1995 amount.

        In order to reduce the number of items for which allocations are made, the Services Agreement provides that, to the extent feasible, all third-party suppliers will submit invoices directly to LXE for goods or services provided for LXE's benefit; to the extent separate invoicing is not feasible, third-party invoices are allocated between LXE and ELMG on a basis determined by ELMG to fairly reflect the respective benefits to LXE and ELMG.

        ELMG believes that it will continue to be beneficial for the foreseeable future for LXE to obtain a significant portion of its administrative services from ELMG, whether or not the Transaction occurs, because of the efficiencies involved in utilizing a larger-scale, existing administrative structure.

        Employee Benefit Plans. LXE personnel participate in a defined-contribution retirement plan maintained by ELMG and under which annual contributions are determined from year to year by the ELMG Board. ELMG has charged the Company $477,000, $411,000, and $534,000 for the years ended December 31, 1993, 1994 and 1995, respectively, representing the actual contributions allocated to the accounts f the Company's employees for the year. LXE also is responsible for a prorata share of plan overhead expenses.

        LXE personnel participate in the group health plans maintained by ELMG; for the years ended December 31, 1993, 1994 and 1995, ELMG charged LXE $1,199,000, $1,319,000 and $1,346,000, respectively, for expenses incurred under these plans, based on LXE's proportionate share of the covered employee census. ELMG expects that LXE's personnel will continue to participate in the ELMG group health plans for the foreseeable future.

        LXE personnel are also eligible to participate in the stock purchase and 401(k) savings plans maintained by ELMG. Under the stock purchase plan, LXE matches, on a one-for-four basis, employee salary deductions, up to a maximum matching contribution of 1-1/4% of base compensation; the employee deductions and LXE contributions are forwarded to a custodian to be applied to the purchase for the employee's account of ELMG common stock. Under the ELMG 401(k) savings plan, the employer matches on a one-for-four basis, up to a maximum matching contribution of 1-1/2% of eligible compensation, salary deductions for employee personal savings plan accounts. During the years ended December 31, 1993, 1994 and 1995, LXE's contributions with respect to the participation of its employees in these plans were $3,000, $3,000 and $23,000, respectively, for the stock purchase plan and $99,000, $88,000 and $106,000, respectively, for the 401(k)
savings plan.

        Technology Park Buildings. In 1991, LXE acquired from ELMG the 112,000 square-foot 125 Technology Park Building, which had previously been occupied by ELMG and had been renovated to LXE's specifications. A portion of the purchase price of this building is being financed by ELMG under a note providing for monthly installments of principal and interest over a 10-year period, bearing interest at the prime rate, and secured by a junior mortgage on the building. During 1993, 1994 and 1995, the principal balance of this note was reduced from $2,496,000 to $1,672,000, and LXE paid $141,000, $132,000 and $177,000 to ELMG as interest.  During 1993 and 1994, ELMG used approximately
22,000 square feet, and during 1995 approximately 8,000 square feet, of the 125 Technology Park Building for certain of its production operations. For such usage, ELMG paid LXE rent of $3.23 per square foot per year in 1993 and 1994, and $3.70 per square foot per year in 1995, plus operating expenses. The rental payments equal LXE's cost, based on actual depreciation charges, interest cost on the unamortized investment, taxes and insurance. Also during 1995, ELMG used approximately 20,000 square feet of space in another building located in Technology Park in which LXE has leased approximately 36,000 square feet.
ELMG paid LXE rent for such space equal to LXE's own lease payments, or $8.52 per square foot per annum, plus operating expenses. The amount of such space initially used by ELMG during 1996 was approximately the same as in 1995, but ELMG moved these production operations to a larger facility in September 1996; LXE plans to vacate its portion of the building, and is seeking another tenant to assume its lease obligations, but until this occurs, ELMG is continuing to reimburse LXE for lease payments on the 20,000 square feet.


Interests of ELMG Directors and Executive Officers

        Thomas E. Sharon is the President and Chief Executive Officer of ELMG and is the Chairman of the Board and Chief Executive Officer of LXE. John E. Pippin is the Chairman of the Board of ELMG and a director of LXE. Don T. Scartz is the Senior Vice President and Chief Financial Officer, Treasurer and a director of ELMG, and is Chief Financial Officer and Treasurer of LXE. William S. Jacobs is Vice President, Secretary and General Counsel of ELMG, and is Secretary and General Counsel of LXE . John B. Mowell is a director of both ELMG and LXE .

        The tables included at "SECURITY OWNERSHIP" detail the holdings of ELMG Shares, ELMG Options, LXE Shares and LXE Shares by the executive officers and directors of ELMG.

                  SECURITY OWNERSHIP

        The following table sets forth certain information concerning ELMG Shares and LXE Shares beneficially owned as of [BLANK}, 1996 (except as otherwise noted), by the Company's directors, executive officers, and by persons who beneficially own more than 5% of the ELMG
Shares. The table also sets forth the potential issuance of ELMG Shares as a result of the Exchange
Offer and Merger, based on each person's holdings of LXE Shares or LXE Options. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

                                       ELMG Shares                  LXE Shares           Potential ELMG
                                 ------------------------      ----------------------      Shares upon        Potential
                                 Amount of    Approximate      Amount of  Approximate       Exchange/        Percent of
                                 Beneficial    Percent of      Beneficial  Percent of     Conversion of      Outstanding
        Name                     Ownership       Class         Ownership     Class          LXE Shares       ELMG Shares
        ----                     ----------   -----------      ---------- -----------     -------------      -----------
Kopp Investment Advisors, Inc.   1,478,000 (1)   18.7%         310,000(1)      5.4%          1,710,583         19.4%
 6600 France Avenue So.
  Edina, Minnesota 55435

David A. Rocker                    779,252 (2)    9.9%           -                *            779,252          8.9%
  Suite 1759
  45 Rockefeller Plaza
  New York, New York 10111

Dimensional Fund Advisors, Inc.    491,499 (3)    6.2%         168,900          2.9%           618,174          7.0%
  1299 Ocean Avenue
  Santa Monica, California  90401

Brinson Partners, Inc.             491,800        6.2%           -                *            491,800          5.6%
  209 South LaSalle
  Chicago, Illinois 60604-1295

Wellington Management Company      403,000        5.1%           -                *            403,000          4.6%
  75 State Street
  Boston, Massachusetts  02109


Anthony J. Iorillo                   2,000 (4)      *             -               *              2,000             *
Jerry H. Lassiter                   17,672 (4)      *             -               *             17,672             *
John H. Levergood                    2,000 (4)      *             -               *              2,000             *
John B. Mowell                      30,784 (4)      *        26,900 (5)           *             50,959             *
John E. Pippin                     223,865 (4)    2.8%      114,210 (5)         2.0%           309,523          3.5%
Don T. Scartz                       54,728 (4)      *         4,092 (5)           *             57,797             *
Thomas E. Sharon                   164,155 (4)    2.1%       48,219 (5)           *            200,319          2.3%
William S. Jacobs                   21,501 (4)      *         7,000 (5)           *             26,751             *
John J. Farrell, Jr.                 6,000 (4)      *             -               *              6,000             *
Jeffrey A. Leddy                    33,199 (4)      *             -               *             33,199             *
Neilson A. Mackay                   22,336 (4)      *             -               *             22,336             *

All directors and executive officers
 as a group (11 persons)            578,240       7.3%      200,421             3.5%           728,566          8.3%
------------------------------------

* Percentage of shares beneficially owned does not exceed 1%






    (1) Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to all listed shares, but exercises voting power only as to approximately 85,000 ELMG
Shares and 15, 000 LXE Shares. Kopp Advisors is the record owner of 15,000 ELMG Shares and 5,000 LXE Shares.

    (2) David A. Rocker has advised that the shares to which he is deemed to have beneficial ownership are owned by Rocker Partners, L. P., a New York limited partnership (733,496 shares) and Compass Holdings, Ltd., a corporation organized under the Business Companies Ordinance of the British Virgin Islands (81,956 shares). Ownership data is as of September 20, 1996.

    (3) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Dimensional disclaims beneficial ownership of all such shares. Ownership data is as of September 20, 1996.

    (4) Includes shares that are subject to currently exercisable options in the amounts of 2,000 for Mr. Iorillo, 10,782 for Mr. Lassiter, 2,000 for Mr. Levergood, 10,782 for Mr. Mowell, 130,514 for Dr. Pippin, 42,000 for Mr. Scartz, 109,916 for Dr. Sharon, 9,000 for Mr. Jacobs, 28,000 for Mr. Leddy, and 20,000 for Dr. Mackay. For Mr. Mowell, Dr. Pippin and Mr. Jacobs, these totals also include 5,000, 42,593 and 7,400 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.

    (5) Includes shares that are subject to currently exercisable options in the amounts of 15,900 for Mr. Mowell, 95,400 for Dr. Pippin, 40,893 for Dr. Sharon, 2,000 for Mr. Scartz, and 5,000 for Mr. Jacobs. The total for Mr. Mowell also includes 1,000 shares, and for Mr. Jacobs 300 shares, as to which each shares voting and investment power with a family member, but disclaims beneficial interest.

              --------------------------------



LACK OF DISSENTERS' RIGHTS OF LXE AND ELMG SHAREHOLDERS

    Neither holders of ELMG Shares nor holders of LXE Shares would be entitled to dissenters' rights under Georgia law in connection with the Exchange Offer or Merger, and ELMG does not intend to accord dissenters' rights to holders of ELMG Shares or LXE Shares. Georgia law provides that holders of LXE Shares are not entitled to dissenters' rights if, at the LXE record date for the Merger, LXE Shares are listed on a national securities exchange (or securities quotation system such as the NASDAQ National Market System) and if, as a result of the Merger, the holders of LXE Shares become entitled to receive only shares of stock of a corporation which at the effective time of the Merger are either listed on a national securities exchange (or securities quotation system such as the NASDAQ National Market System) or held of record by more than 2000 shareholders, and cash in lieu of fractional shares. It is expected that each of these conditions will be satisfied in connection with the Merger, and that holders of LXE Shares will thus not be entitled to any dissenters' rights in connection with the Transaction. Georgia law provides appraisal rights only to shareholders of the constituent corporations in a merger. Because the Merger would be effected by a newly formed subsidiary of ELMG, holders of ELMG Shares would not be entitled to dissenters' rights under Georgia law.


DESCRIPTION OF CAPITAL STOCK OF ELMG

    The authorized capital stock of ELMG consists of 75,000,000 shares of common stock, $.10 par value per share, of which [BLANK] shares currently are outstanding. Holders of ELMG Shares are entitled to one vote per share on all matters to be voted upon by shareholders. ELMG has authorized 10,000,000 shares of preferred stock, $1.00 par value per share. No shares of preferred stock have been issued and ELMG presently does not contemplate the issuance of such shares.

Antitakeover Provisions

    Existing provisions of ELMG's Articles of Incorporation and By-Laws could deter, to varying degrees and in various circumstances, an effort to take control of ELMG without approval of the ELMG Board.

    Stockholder Rights Plan. On March 23, 1989, the ELMG Board adopted the ELMG Stockholder Rights Plan, under which the acquisition by any person of 20% or more of the outstanding ELMG Shares, without prior approval of disinterested members of the ELMG Board, would result in distribution to other ELMG shareholders of rights that would significantly dilute the interest of the 20% shareholder. The plan is intended to provide the ELMG Board with sufficient time and leverage to adequately represent shareholder interests in response to unsolicited, and potentially abusive or unfair, takeover efforts. Kopp Investment Advisors, Inc. ("Kopp") beneficially owns [BLANK]% of the currently outstanding ELMG Shares, plus [BLANK]% of the currently outstanding LXE Shares, and may in the course of its normal activities acquire beneficial ownership of additional ELMG or LXE Shares. In that event, if the LXE Shares held by Kopp are exchanged in the Exchange Offer or converted in the Merger, Kopp could beneficially own in excess of 20% of the ELMG Shares outstanding after the Merger. In order to make it possible for Kopp to tender its LXE Shares in the Exchange Offer, if it wishes to do so, and to support approval of the Transaction as an ELMG shareholder, without further restricting its investment activities prior to the completion of the Transaction, the ELMG Board has formally consented to the acquisition of additional ELMG Shares by Kopp in the Exchange Offer and Merger, in an amount not exceeding 23% of the ELMG Shares outstanding after the Merger. Under the ELMG Stockholder Rights Plan, Kopp could thereafter acquire up to an additional 2% of the outstanding ELMG Shares (for aggregate beneficial ownership not exceeding 25%) without triggering a rights distribution.

    Bylaws Provisions. The Bylaws of ELMG elect coverage of two provisions of the Georgia Business Corporation Code which would provide certain protections to ELMG and its shareholders in the event of an attempt to take over ELMG by third parties. The first provision (the "Fair Price Provision") is designed to achieve a measure of assurance that any multi-step attempt to take over ELMG is made on terms which offer similar treatment of all holders of each class of ELMG's voting stock. The second provision (the "Business Combination Provision") is designed to encourage any person who would acquire 10% or more of the voting stock of ELMG to seek the approval of the ELMG Board before the acquisition.

    These provisions may have the effect of discouraging takeover attempts and also may have the effect of maintaining the position of incumbent management. In addition, the provisions may have a significant effect on the ability of shareholders of ELMG to benefit from certain kinds of transactions that may be opposed by the incumbent ELMG Board. Accordingly, before tendering their LXE Shares, LXE shareholders are urged to consider the Fair Price and Business Combination Provisions.

    The Fair Price Provision requires that a business
combination with a holder of at least 10% of a company's outstanding voting stock (an "Interested Shareholder") either be unanimously approved by the members of the board who are unaffiliated with the Interested Shareholder (the "Continuing Directors"), or recommended by at least two-thirds of the Continuing Directors and approved by the holders of a majority of the outstanding shares entitled to vote thereon other than voting
shares beneficially owned by the Interested Shareholder.   If the
approval or recommendation requirements cannot be met, then the business combination cannot be completed unless certain minimum price criteria and procedural safeguards are satisfied.

    The Business Combination Provision prohibits an Interested Shareholder from engaging in any business combination with ELMG for a period of five years from the date the person became an Interested Shareholder, unless either (a) before such person became an Interested Shareholder, the ELMG Board approves either the business combination or the transaction which resulted in such person becoming an Interested Shareholder, (b) the Interested Shareholder becomes the owner of at least 90% of the voting shares of ELMG in the same transaction in which he became an Interested Shareholder, excluding voting shares owned by directors, officers, their affiliates and associates, subsidiaries of ELMG, and employee stock plans of ELMG in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer (collectively, "Insiders"), or (c) subsequent to becoming an Interested Shareholder, the Interested Shareholder acquires additional shares resulting in ownership of at least 90% of the voting shares and obtains the approval of the holders of a majority of the voting shares other than voting shares beneficially owned by the Interested Shareholder and Insiders.


       DESCRIPTION OF CAPITAL STOCK OF LXE ; COMPARISON
                OF ELMG SHARES AND LXE SHARES

    LXE has authorized 20,000,000 shares of common stock, $0.01 par value per share (the "LXE Shares"), with 5,574,518 shares currently outstanding, of which 4,543,074 are owned by ELMG. Holders of LXE Shares are entitled to one vote per share on all matters to be voted upon by shareholders. LXE has authorized 5,000,000 shares of preferred stock, $1.00 par value per share. No shares of preferred stock have been issued and LXE presently does not contemplate the issuance of such shares.

Comparison

    Both ELMG and LXE are Georgia corporations. Consequently, except for the differences noted below, the rights of holders of ELMG Shares and LXE Shares are substantially identical. The Articles of Incorporation and the Bylaws of LXE do not elect coverage under the Fair Price and Business Combination Provisions under which ELMG has elected coverage. In addition, LXE has not adopted a shareholder rights plan or any other plan which is similar to the ELMG Stockholder Rights Plan described above. See "DESCRIPTION OF CAPITAL STOCK OF ELMG -- Antitakeover Provisions."




   PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- UNAUDITED


    The unaudited pro forma financial information presented is for informational purposes only and is not necessarily indicative of either future results of operations or financial position or of the results of operations or financial position that would have been reported had the Exchange Offer and Merger been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented. For additional detail, see "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- UNAUDITED."

    The following unaudited Pro Forma Consolidated Condensed Financial Statements for ELMG has been prepared based upon the historical consolidated results of operations of both ELMG and LXE and the historical financial condition of ELMG. LXE is a 81% owned subsidiary of ELMG and, accordingly, has been consolidated and included in the historical consolidated financial statements of ELMG. The pro forma consolidated financial data give effect to (i) the Exchange Offer, assuming that all of the outstanding LXE Shares held by shareholders other than ELMG (excluding 293,868 shares under exercisable options) are tendered and accepted by ELMG in the Exchange Offer, and (ii) the Proposed Merger, resulting in LXE being a wholly owned subsidiary of ELMG. The Exchange Offer and Merger are accounted for as a purchase based upon the conversion of each LXE Share into .75 ELMG Shares. The Pro Forma Consolidated Condensed Balance Sheet as of September 30, 1996 assumes that the Exchange Offer and Merger occurred effective as of the date presented. The Pro Forma Consolidated Condensed Income Statements assume that the Exchange Offer and Merger occurred effective as of the first day of each period presented.

    The Pro Forma Consolidated Condensed Balance Sheet should be read in conjunction with the accompanying pro forma notes and the separate historical consolidated financial statements and related notes thereto of ELMG and LXE reported in Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, which are incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE."



                             ELMG
   Pro Forma Consolidated Statement of Income -- Unaudited
            Nine Months Ended September 30, 1996
                       (In thousands)


                                                Pro Forma
                              As Reported      Adjustments     As Adjusted
                              -----------      -----------     -----------

Net sales                     $
Cost of sales
Selling, general and
  administrative expenses
Research and development
  expenses
                               -----------      ----------      ----------
     Operating income
                               -----------      ----------      ----------
Interest and other income,
  net of foreign exchange
  gains and losses
Interest expense
     Income before income
       taxes and LXE
       minority interest
Income taxes
LXE minority interest
                               -----------      ----------      ----------

     Net earnings             $
                               ===========      ==========      ==========
     Net earnings per
       common and
       common equivalent
       share                  $
                               ===========      ==========      ==========

Weighted average number of
  common and common
  equivalent shares


See accompanying notes to Unaudited Pro Porma Consolidated Financial
Statements.

                                  ELMG
          Pro Forma Consolidated Statement of Income --Unaudited
                      Year Ended December 31, 1995
                  (In thousands, except per share amounts)


                                                Pro Forma
                              As Reported      Adjustments     As Adjusted
                              -----------      -----------     -----------

Net sales                     $  123,950                          123,950
Cost of sales                     83,865                           83,865
Selling, general and
  administrative expenses         30,836    (a)      369
                                            (b)     (420)
Research and development
  expenses                        10,392                           10,392
                               -----------      ----------      ----------
     Operating income              3,857                            3,908
                               -----------      ----------      ----------
Interest and other income,
  net of foreign exchange
  gains and losses                   675                              675
Interest expense                    (864)                            (864)
     Income before income
       taxes and LXE
       minority interest           3,668                            3,719
                               -----------      ----------      ----------
Income taxes (note 2)              1,402    (c)      160            1,562
LXE minority interest                144    (d)       44              -
                               -----------      ----------      ----------

     Net earnings             $    2,310                            2,157
                               ===========      ==========      ==========
     Net earnings per
       common and
       common equivalent
       share                  $      .32                              .26
                               ===========      ==========      ==========

Weighted average number of
  common and common
  equivalent shares                7,266    (e)      774
                                            (f)      142            8,182

Pro Forma adjustments:
  (a)  Amortization of goodwill
  (b)  Expense savings
  (c)  Income tax effect of expense savings
  (d)  Elimination of minority interest
  (e)  ELMG shares issued in the Exchange Offer
  (f)  Common equivalent shares derived from LXE
       Options converted to ELMG Options

See accompanying notes to Unaudited Pro Forma Consolidated Financial
Statements



                                     ELMG

              Pro Forma Consolidated Balance Sheet -- Unaudited
                               September 30, 1996
                                 (In thousands)

                                                Pro Forma
                              As Reported      Adjustments     As Adjusted
                              -----------      -----------     -----------
ASSETS
Current assets
  Cash and cash equivalents  $
  Trade accounts receivable,
    net
  Inventories
  Deferred income taxes
                               -----------      ----------      ----------
       Total current assets
                               -----------      ----------      ----------
Net property, plant and
  equipment
Other assets
Goodwill, net of accumulated
  amortization                              (a)     8,249
                               -----------      ----------      ----------
                             $
                               ===========      ==========      ==========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities
  Current installments of
    long-term debt           $
  Accounts payable and
    accrued liabilities
  Other current liabilities
                               -----------      ----------      ----------
       Total current
         liabilities
                               -----------      ----------      ----------

Longer-term debt, excluding
  current installments
Deferred income taxes
                               -----------      ----------      ----------
       Total liabilities
                               -----------      ----------      ----------
Minority interest in LXE
Stockholders' equity:
  Paid-in capital
  Retained earnings
                               -----------      ----------      ----------
       Total stockholders'
         equity
                               -----------      ----------      ----------
                              $
                               ===========      ==========      ==========

Pro Forma adjustments:
  (a)  Goodwill from exchange offer

See accompanying notes to Unaudited Pro Forma Consolidated Financial
Statements



                                 ELMG
            Notes to Unaudited Pro Forma Financial Statements

(1)  Basis of Presentation

    The Unaudited Pro Forma Consolidated Financial Statements for ELMG presented in this document have been prepared based upon the historical consolidated results of operations and the historical financial condition of ELMG and LXE. LXE is a 81% owned subsidiary of ELMG and, accordingly, has been consolidated and included in the historical consolidated financial statements of ELMG. The pro forma consolidated financial data give effect to (I) the Exchange Offer, assuming that all of the outstanding LXE Shares held by shareholders other than ELMG (excluding 293,118 shares under exercisable options) are tendered and accepted by ELMG in the Exchange Offer, and (ii) the proposed Merger, resulting in LXE being a wholly owned subsidiary of ELMG. The Exchange Offer and Merger are accounted for as a purchase based upon the conversion of each LXE Share into .75 ELMG Shares. The Pro Forma Consolidated Balance Sheet as of September 30, 1996 assumes that the Exchange Offer and Merger occurred effective as of the date presented. The Pro Forma Consolidated Income Statements assume that the Exchange Offer and Merger occurred effective as of the first day of each period presented.

    The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the accompanying pro forma notes and the separate historical consolidated financial statements and related notes thereto of ELMG and LXE reported in Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, which are incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

(2) Assumptions

    The Unaudited Pro Forma Financial Statements include certain assumptions concerning the effects of the Exchange and Merger:

    Goodwill - ELMG will establish a new accounting basis for the portion of LXE's assets and liabilities attributable to the minority shareholders' interests being purchased. The combined value of the ELMG Shares (based upon the October 3, 1996 closing price of $17.25) and the exercisable ELMG Options (based upon the Black-Scholes option pricing model) being exchanged for LXE Shares held by the minority shareholders and LXE Options is expected to exceed the fair value of the net assets being acquired in the Exchange; this excess will be allocated to goodwill, which will be amortized on a straight-line basis over a 25-year period from the date of acquisition.

    Expense Savings - As a 100% owned subsidiary, LXE would no longer incur separate SEC reporting, shareholder reporting, tax reporting, annual meeting and independent board expenses, as well as other certain separate corporate expenses. Elimination of these expenses would result in initial savings of approximately $420,000 per year.

    Conversion of LXE Options - LXE Options will be converted into options to acquire a proportionate number of ELMG Shares under ELMG's 1992 Stock Incentive Plan. The option prices of the ELMG Options would be adjusted such that the value of the options (as determined by multiplying the number of shares by the difference between the option exercise price and the market price on the date of conversion) would be identical before and after the conversion. Under Statement of Financial Accounting Standards 123, there is no compensation charge for the conversion of the LXE Options, however, the value of converted ELMG options that are exercisable (based upon the Black-Scholes option pricing model) will increase the amount of goodwill associated with the Exchange and Merger.
In addition, those converted ELMG Options that have an exercise price below the current market price of ELMG Shares will increase the common equivalent shares utilized in the calculation of earnings per share.


(3)      Write-off of Deferred Income Taxes

    In 1991, ELMG recognized a pre-tax gain of approximately $5.9 million pre-tax, representing ELMG's share of the increase in LXE's book value following LXE's initial public offering of common stock. ELMG provided approximately $2.2 million of deferred income tax expense on the gain, which will be written off as a result of the tax-free Exchange Offer and Merger; this write-off will be reflected in ELMG's consolidated income statement as a $2.2 million reduction of income tax expense for the year in which the Exchange Offer and Merger become effective.


                            LEGAL MATTERS

    The validity of the securities offered hereby has been passed upon by William S. Jacobs, Vice President, Secretary and General Counsel of ELMG.

    Mr. Jacobs is an officer and employee of ELMG, and he and/or members of his family are beneficial owners of an aggregate of 12,501 of the outstanding ELMG Shares, and of options to acquire 13,000 additional shares (of which options for 9,000 shares currently may be exercised); they also are beneficial owners of 2,000 of the outstanding LXE Shares, and of currently exercisable options to acquire an additional 5,000 shares.


                              EXPERTS

    The consolidated financial statements and schedules of ELMG as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedules of LXE as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                                                              SCHEDULE I

                    DIRECTORS AND EXECUTIVE OFFICERS OF ELMG

    The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of ELMG are set forth below. Unless otherwise indicated below, the address of each director and officer is 660 Engineering Drive, Norcross, Georgia 30092. All directors and officers listed below are citizens of the United States, except for Dr. Mackay, who is a citizen of Canada.


                           Present Principal Occupation or Employment, Five
Name and Title             Year Employment History and Business Address
------------------         ------------------------------------------------

Thomas E. Sharon,           President and Chief Executive Officer of ELMG
President and Chief         (since 1994); previously President and Chief
Executive Officer,          Operating Officer of ELMG.
and Director

John E. Pippin, Chairman    Chairman of the Board of ELMG; until 1994,
of the Board                Dr. Pippin also served as Chief Executive
                            Officer.

Don T. Scartz, Senior       Senior Vice President since 1995, Chief
Vice President and          Financial Officer and Treasurer of ELMG.
Chief Financial Officer,    Until 1995, Mr. Scartz was a Vice President
Treasurer, and Director     of ELMG.

Anthony J. Iorillo,         Until 1996, Chairman of the Board, American
Director                    Mobile Satellite Corporation, Reston,
551 Paseo Miramar           Virginia, a major provider of satellite-based
Pacific Palisades, CA       communications for ground vehicles, ships and
90272                       aircraft in the United States and surrounding
                            areas and waters (since 1994). Previously, and until his retirement in 1994, Mr. Iorillo was a Senior Vice President of Hughes Aircraft
                            Company and President of Hughes
                            Telecommunications and Space Sector, El
                            Segundo, California, a leading supplier and operator of communications satellites and related network equipment. Mr. Iorillo also is a director of Ortel Corp.

Jerry H. Lassiter,          Private investor organizing and managing
Director                    interests in finance and real estate.
48 Hickory Hollow
Winder, GA  30680

John H. Levergood,          President, Broadband Communications Group,
Director                    Scientific-Atlanta, Inc., Atlanta, Georgia,
4261 Communications Drive   which designs and produces a broad range
Norcross, GA  30092         of advanced cable television equipment (since
                            1992).  Previously, Mr. Levergood had served
                            as a consultant to the Broadband Communications
                            Group following his retirement, in 1989, as President and Chief Operating Officer of
                            Scientific-Atlanta. Mr. Levergood also is a director of Golden Poultry, Inc.

John B. Mowell,             President, Mowell Financial Group, Inc.,
Director                    Tallahassee, Florida, an investment counseling
407 East 6th Avenue         firm.
Tallahassee FL  32315

William S. Jacobs,          General Counsel and Secretary of ELMG since
Vice President, General     1992, and Vice President since 1993.  He also
Counsel and Secretary       serves as General Counsel and Secretary of EMS
                            Technologies, Inc. and LXE . Previously, he was engaged in the private practice of law with Trotter Smith & Jacobs, Atlanta, Georgia, and in such capacity had served as ELMG's principal corporate legal counsel since 1982.

Neilson A. Mackay,          President of CAL Corporation since September
President of                1992, a controlling interest in which was
CAL Corporation             acquired by ELMG in January 1993.  Before
1050 Morrison Drive         joining CAL, he had served since 1988 as
Ottawa, Ontario K2H 8K7     President of Innotech Aviation Limited, a
                            Montreal, Quebec-based privately held aerospace company with approximately 650 employees.
                            Innotech is active in all post-manufacturing sectors of the corporate aviation market, including aircraft sales, flight management, maintenance, and interior and avionics modifications.

Jeffrey A. Leddy,           President of EMS Technologies, Inc. since
President of                July 1994.  Mr. Leddy joined ELMG as an
EMS Technologies, Inc.      engineer in September 1980.

John J. Farrell,            President and Chief Operating Officer of LXE
President and Chief         since May 1995.  Before joining LXE , Mr.
Operating Officer of LXE    Farrell had been Senior Vice President and
303 Research Drive          Chief Operating Officer of Oki Telecom, a
Norcross, GA  30092         world-wide supplier of cellular telephones and
                            base stations, since 1993. During the three years before 1993, he directed Oki Telecom's marketing and sales efforts.



     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for LXE Shares and any other required documents should be sent by each shareholder of LXE or such shareholder's broker-dealer, commercial bank, trust company or other nominee to the Exchange Agent as follows:

Exchange Agent:          SunTrust Bank, Atlanta
By Mail:                 Corporate Trust Department
                         P. O. Box 4625
                         Atlanta, Georgia  30302

By Facsimile
Transmission:            (404) 332-3966

By Hand:                 Corporate Trust Department
                         25 Park Place
                         Atlanta, Georgia  30302

For Information call:    (404) 588-7815
                         (800) 568-3476

     Any questions or requests for assistance or additional copies of the Offering Circular/Prospectus and the Letter of Transmittal may be directed to either the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent:   Corporate Investor Communications, Inc.
                         111 Commerce Road
                         Carlstadt, New Jersey  07072-2586

Call Toll Free:          (888) 776-9943

Banks and Brokers call:  (201)  896-1900


The Dealer Manager is:   Oppenheimer & Co., Inc.
                         Oppenheimer Tower
                         One World Financial Center
                         39th Floor
                         New York, New York  10281
                         (212) 667-7000 or (800) 999-0860



                            PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Bylaws of the Company provide that the Company will indemnify its directors and officers, and persons serving at the request of the Company as a director of officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalents, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of the Company, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

     The Company will indemnify the persons discussed in the immediately preceding paragraph only when (a) the Company's board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding,
(b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the action, suit or proceeding designated by the Board of Directors in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected by the Board of Directors or its committee in the manner described in (a) or (b) above, or, if a quorum of the Board of Directors cannot be obtained, by a majority vote of the full Board of Directors (in which selection interested directors may participate), or (d) the shareholders, by the affirmative vote of a majority of the shares entitled to vote thereon, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by the company as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from the Company to a director who is successful in the defense of any proceeding to which he was a party because he is a director of the Company.

     In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, the Company is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of the Company, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

     The Company maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.

Item 21.  Exhibits and Financial Statement Schedules.

     (a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number               Description of Exhibit
-------                      -----------------------
1.1 Dealer Manager Agreement dated [BLANK], 1996, by and between Oppenheimer & Co., Inc. and Electromagnetic
          Sciences, Inc.*

3.1       Amended and Restated Articles of Incorporation of
          Electromagnetic Sciences, Inc., effective July 3, 1989
          (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended
          December 31, 1995).

 3.2 Bylaws of Electromagnetic Sciences, Inc., as amended through March 20, 1995 (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

 4.1 Electromagnetic Sciences, Inc. Stockholder Rights Plan dated as of July 3, 1989 (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2      Agreement with respect to long-term debt pursuant to
          Item 601(b)(4)(iii)(A) (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 5.1 Opinion of William S. Jacobs, General Counsel, as to legality of the securities offered.*

 8.1 Opinion of Kilpatrick & Cody, L.L.P., as to certain tax matters.*

10.1 Employment Agreement dated as of January 1, 1989, by and between the Company and Thomas E. Sharon (incorporated by reference to Exhibit 19.9 to the Company's Report on Form 10-Q for the quarter ended June 30, 1992).

10.2 Amendment, dated July 29, 1992, of Employment Agreement dated as of January 1, 1989, by and between the Company and Thomas E. Sharon (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-K for the year ended
          December 31, 1993).

10.3 Second Amendment, dated November 15, 1994, of Employment Agreement dated as of January 1, 1989, by and between the Company and Thomas E. Sharon (incorporated by reference to
          Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

10.4 Separation Agreement between LXE Inc. and Malcolm M. Bibby, effective December 13, 1994 (incorporated by reference to Exhibit 10.12 to the Annual Report on Form
          10-K of LXE Inc. for the year ended December 31, 1994).

10.5 Consulting Agreement, effective January 1, 1995, by and between the Company and John E. Pippin (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31,
          1994).

10.6 1981 Incentive Stock Option Plan, as amended and restated February 6, 1987, and further amended through March 23, 1989 (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.7 Form of split-dollar life insurance agreement between the Company and certain of its officers (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1991).

10.8 Form of split-dollar life insurance agreement effective January 1, 1993, between the Company and an executive officer (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

10.9      Electromagnetic Sciences, Inc. 1986 Directors' Stock
          Option Plan, as amended through July 31, 1992
          (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended
          December 31, 1995).

10.10     Electromagnetic Sciences, Inc. 1986 Non-Qualified Stock
          Option Plan, as amended through July 31, 1992 (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.11 Electromagnetic Sciences, Inc. 1992 Stock Incentive Plan (incorporated by reference to Exhibit 19.1 to the Company's Report on Form 10-Q for the quarter ended March 31, 1992).

10.12 LXE Inc. 1989 Stock Incentive Plan, as amended and restated March 1, 1991 and further amended March 6, 1992 (incorporated by reference to Exhibit 19.2 to the Report on Form 10-Q of LXE Inc. for the quarter ended March 31, 1992).

10.13 Form of Stock Option Agreement evidencing options granted in 1992, 1993 and 1995 to certain executive officers under the Electromagnetic Sciences, Inc. 1992
          Stock Incentive Plan (incorporated by reference to Exhibit 19.3 to the Company's Report on Form 10-Q for the quarter ended
          June 30, 1992).

10.14 Form of Stock Option Agreement dated May 15, 1995, evidencing option granted to John J. Farrell, Jr. under the 1992 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.15 Form of Stock Option Agreement evidencing options granted automatically under the 1992 Stock Incentive Plan to newly-elected non-employee members of the Board of Directors (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.16 Form of Stock Option Agreement evidencing option granted January 27, 1995, to John E. Pippin (incorporated by Reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.17 Form of Stock Option Agreement evidencing options granted January 1,1989 to certain executive officers under the LXE Inc. 1989 Stock Incentive Plan (incorporated by reference to
          Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1990).

10.18 Form of Stock Option Agreement evidencing options granted September 26, 1990 to an executive officer under the LXE Inc. 1989 Stock Incentive Plan (incorporated by reference to
          Exhibit 19.2 to the Report on Form 10-Q of LXE Inc. for the quarter ended June 30, 1991).

10.19 Form of Stock Option Agreement evidencing options granted September 26, 1990 to John B. Mowell under the LXE Inc. 1989 Stock Incentive Plan (incorporated by reference to Exhibit 19.3 to the Report on Form 10-Q of LXE Inc. for the quarter ended June 30, 1991).

10.20 Form of Stock Option Agreement evidencing options granted in 1992 to certain executive officers under the LXE Inc. 1989 Stock Incentive Plan (incorporated by reference to Exhibit 19.1 to the Report on Form 10-Q of LXE Inc. for the quarter ended June 30, 1992).

10.21 Form of Stock Option Agreement dated May 15, 1995, evidencing options granted to John J. Farrell, Jr.
          under the LXE Inc. 1989 Stock Incentive Plan
          (incorporated by reference to Exhibit 10.6 to the LXE
          Inc. Annual Report on Form 10-K for the year ended December 31,
          1995).

10.22 Form of Restricted Stock Award Restriction Agreement governing awards of restricted stock made to the Company's executive officers effective January 27, 1995 (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

10.23 Forms of Amendments dated April 21, 1995 and January 26, 1996, to Restricted Stock Award Restriction Agreements effective January 27, 1995 (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.24 Restricted Stock Award Restriction Agreement dated May 15, 1995, between the Company and John J. Farrell, Jr. (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.25 Form of Indemnification Agreement between the Company and its directors (incorporated by reference to Exhibit 19.5 to the Company's Report on Form 10-Q for the quarter ended June 30, 1992).

10.26 Form of Indemnification Agreement between the Company and its Vice President and General Counsel (incorporated by reference to Exhibit 19.6 to the Company's Report on Form 10-Q for the quarter ended June 30, 1992).

10.27 Form of Indemnification Agreement between LXE Inc. and certain of the Company's officers and directors in their capacity as directors of LXE Inc. (incorporated by reference to Exhibit 19.2 to the Report on Form 10-Q of LXE Inc. for the quarter ended June 30, 1992).

10.28 Form of Indemnification Agreement between LXE Inc. and certain officers of the Company in their capacity as officers of LXE Inc. (incorporated by reference to Exhibit 19.3 to the Report on Form 10-Q of LXE Inc. for the quarter ended June 30, 1992).

10.29     Letters dated April 17, 1995 and April 19, 1995 between
          LXE Inc. and John J. Farrell, Jr. concerning the terms of his employment as President of LXE Inc. (incorporated by reference to Exhibit 10.1 to Report on Form 10-Q of LXE Inc. for the quarter ended June 30, 1995).

11.1      Statement re:  Computation of Per Share Earnings.*

22.1      Subsidiaries of the registrant.*

23.1      Consent of Independent Auditors.*

23.2 Consent of William S. Jacobs (included in his opinion filed as Exhibit 5.1).

23.3 Consent of Kilpatrick & Cody, L.L.P. (included in its opinion filed as Exhibit 8.1).

25.1      Power of Attorney (see Signature Page of this
          Registration Statement).

99.1      Form of Letter of Transmittal for tendering LXE Shares.*

99.2      Letter to Securities Dealers, Commercial Banks, Trust
          Companies and other Nominees.*

99.3      Letter to clients of Securities Dealers, Commercial
          Banks, Trust Companies and other Nominees.*

99.4      Instruction sheet for LXE Shareholders.*

99.5      Form of Notice of Guaranteed Delivery.*

99.6      Preliminary Proxy Materials for Special Meeting of the
          Shareholders of Electromagnetic Sciences, Inc., including preliminary form of Proxy.

*To be filed by amendment.



Item 22.  Undertakings.

(a)  The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                               SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 14, 1996.
                                   ELECTROMAGNETIC SCIENCES, INC.
                                   By:
                                          /s/ Thomas E. Sharon

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Sharon and Don T. Scartz, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                            Title                           Date

/s/ Thomas E. Sharon    President and Chief Executive         October 14, 1996
                        Officer and Director (Principal
                        Executive Officer)
/s/ John E. Pippin      Chairman of the Board                 October 14, 1996


/s/ Don T. Scartz       Senior Vice President and Chief       October 14, 1996
                        Financial Officer, Treasurer, and
                        Director (Principal Financial and
                        Accounting Officer)

/s/ Anthony J. Iorillo  Director                              October 14, 1996

/s/ Jerry H. Lassiter   Director                              October 14, 1996

/s/ John H. Levergood   Director                              October 8, 1996

/s/ John B. Mowell      Director                              October 8, 1996





                                                              Exhibit 99.6


Preliminary Proxy Materials




                 ELECTROMAGNETIC SCIENCES, INC.

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON DECEMBER [BLANK], 1996




     Notice is hereby given that a Special Meeting of Shareholders of Electromagnetic Sciences, Inc. (the "Company" or
"ELMG") will be held at [BLANK].m. local Atlanta time on December
[BLANK], 1996, at ELMG's offices, 660 Engineering Drive,
Technology Park/Atlanta, Norcross, Georgia, for the following purposes:

          (1) To consider and vote upon a proposal to issue shares of the Company's common stock, $.10 per share (the "ELMG Shares ") in exchange for the acquisition of any or all of the outstanding shares $.01 par value (the "LXE Shares") of LXE Inc. ("LXE"), an 81% subsidiary of the Company, not currently owned by the Company, and to amend the Company's 1992 Stock Incentive Plan as necessary for, and otherwise approve, the conversion of outstanding options to acquire LXE Shares into options to acquire a proportionate number of ELMG Shares; and

          (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of ELMG Shares at the close of business on November [BLANK], 1996, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,



                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
November [BLANK], 1996


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.
                  ELECTROMAGNETIC SCIENCES, INC.
          660 Engineering Drive, Technology Park/Atlanta
                     Norcross, Georgia  30092
                     Telephone (770) 263-9200
                         PROXY STATEMENT

             FOR THE SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON December [BLANK], 1996

                      GENERAL INFORMATION

Special Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Special Meeting of Shareholders to be held at
 .m. local Atlanta time on December [BLANK], 1996, at the Company's offices, 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately November [BLANK], 1996.


Matters to be Acted Upon

     The following matters will be acted upon at the Special
Meeting of Shareholders:

          (1) The proposal (the "Proposal") to issue ELMG Shares in exchange for the acquisition of any or all of the outstanding LXE Shares not currently owned by the Company, and to amend the Company's 1992 Stock Incentive Plan as necessary for, and otherwise approve, the conversion of outstanding options to acquire LXE Shares into options to acquire a proportionate number of ELMG Shares ; and

          (2) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.


Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia, 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Special Meeting by any shareholder who is present and elects to vote in person.


Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Special Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the Proposal. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding ELMG Shares at the close of business on November [BLANK], 1996, are entitled to notice of, or to vote at, the Special Meeting. Each holder is entitled to one vote for each ELMG Share on the record date. On November [BLAK], 1996, there were [BLANK] ELMG Shares outstanding and entitled to vote.


Vote Required

     Assuming the presence of a quorum at the Special Meeting, the Proposal will be approved by favorable vote of a majority of the ELMG Shares actually voted. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.


Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.


1997 Shareholder Proposals

     Any proposals by shareholders intended for presentation at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 1, 1996, in order to be included in the proxy materials for that Meeting.


                          THE PROPOSAL

Summary

     LXE is an 81.4% subsidiary of the Company. LXE is a leading supplier of wireless communications systems for computerized materials handling, information management and other operations that require mobility and real-time access to data. LXE's principal executive offices are located at 303 Research Dr., Norcross, Georgia 30092, and its telephone number is (770) 447-4405.

     The Company's Board is proposing that the Company acquire the outstanding LXE Shares currently held by persons other than the Company. In order to effect this acquisition, the Company has initiated an exchange offer (the "Exchange Offer") under which all minority LXE shareholders may surrender any and all of their LXE Shares in exchange for ELMG Shares at a ratio of .75 ELMG Shares for each LXE Share tendered. If as a result of the Exchange Offer the Company becomes the holder of in excess of 90% of the outstanding LXE Shares, the Company would have the right to cause, without further vote of the LXE shareholders, a merger (the "Merger") of LXE with a newly formed subsidiary of the Company, as a result of which LXE would become a wholly owned subsidiary of the Company and all remaining LXE Shares held by the minority LXE shareholders would be converted into ELMG Shares, at the same ratio. It is a condition of ELMG's acceptance of LXE Shares in the Exchange Offer that ELMG receive sufficient tenders to increase its LXE ownership above 90%, and that ELMG exercise its right to cause the Merger immediately upon acquisition of tendered LXE Shares. In that event, the terms of the Merger would result in the conversion of all options (the "LXE Options") outstanding under the LXE 1989 Stock Incentive Plan into options (the "ELMG Options") to acquire a proportionate number of ELMG Shares under the ELMG 1992 Stock Incentive Plan (the "ELMG Stock Plan"). The LXE Options are held by current and former employees, directors and officers of LXE, and the option prices of the ELMG Options would also be adjusted proportionately such that the value of the options (as determined by multiplying the number of shares times the difference between the option exercise price and the market price) would be identical before and after the conversion.

     The approval of the Company's shareholders is being sought primarily in order to comply with rules of the National Association of Securities Dealers for trading of the ELMG Shares on the NASDAQ National Market System. These rules relate to transactions in which officers, directors or substantial shareholders have significant interests. Also, shareholder approval is required of amendments to the ELMG Stock Plan that permit the conversion of LXE Options into ELMG Options. See "Shareholder Approval -- Reasons for Seeking Shareholder Approval."

     A vote FOR the Proposal will constitute a vote approving each of the matters described as part of it. The Company is not seeking separate votes on the individual matters because the Company intends to accept shares under the Exchange Offer, and thereby further reduce the liquidity of the trading market for the LXE Shares, only if it has received the shareholder approval required to exchange and/or convert all outstanding LXE Shares and LXE Options into ELMG Shares and ELMG Options.


Background

     In 1991, ELMG caused LXE, which at that time was its wholly owned subsidiary, to offer approximately 22% of its outstanding shares in an initial public offering. This offering was intended to raise capital for further expansion of LXE's business, and to increase investor familiarity with the LXE component of ELMG's business. At that time, the defense markets, which had been central to ELMG's growth and profitability during the 1980's, had been declining in volume and profitability, while LXE's commercial wireless data communications business, in various materials handling settings, had been expanding. The offering was completed in April 1991, and ELMG believes that the intended objectives were achieved.

     In recent years, LXE's profitability has not been maintained at stable or growing levels, principally due to increased competition in the materials handling market for LXE's traditional wireless local area network ("LAN") products, and to difficulties LXE has experienced in timely introducing new generations of products needed to meet evolving technical requirements. At the same time, the boundaries between LXE's commercial LAN products and the balance of ELMG's business have become less distinct as other commercial markets and applications for wireless communications products have been developing, and as an increasing portion of ELMG's other business has shifted to commercial, rather than governmental, customers. In this environment, ELMG has become increasingly aware of opportunities for LXE and other components of ELMG's business to share, or jointly develop, technology and markets.

     As a result of these various considerations, during 1995
ELMG began reviewing the appropriateness of increasing its ownership of LXE. In late August 1995, ELMG's Board authorized management to identify investment banking assistance in analyzing methods of increasing ELMG's ownership of LXE, to prepare a plan for protecting the Company's level of LXE ownership if favorable
LXE share prices resulted in significant exercises of outstanding
LXE Options, and to purchase (if available at approximately then-current market prices) the LXE Shares held by two partnerships controlled by David A. Rocker. The Rocker partnership shares at that time constituted the largest single holding of any LXE shareholder other than ELMG, and were sufficient to raise ELMG's
LXE ownership above the 80% level required for filing consolidated income tax returns.

     In September 1995, prior to management acting on the Board's various authorizations, and before any proposals were formulated, adopted or presented to any LXE Shareholders, LXE announced an anticipated loss for the quarter ending September 30, 1995. From a closing price of $13.50 at the end of August, the reported closing sales prices for the LXE Shares declined to $10.25 at the end of September and $8.00 at the end of November and December 1995, representing an aggregate decline of approximately 40%. In view of the depressed market for LXE Shares and the efforts being undertaken to return LXE to profitability, management concluded, in consultation with the Board, that it was no longer desirable or appropriate at that time to pursue 100% ownership of LXE. However, management continued to believe that ELMG would benefit by acquiring the Rocker partnership shares and increasing its LXE ownership above 80%. Based on preliminary discussions with Mr. Rocker, management concluded that these shares were not available at the then-current depressed market prices, and management sought and received the Board's authorization to negotiate a transaction at a premium over market prices using ELMG Shares for all or a portion of the purchase price. Further preliminary conversations with Mr. Rocker in October 1995 caused management to conclude that at that time the parties would be unable to agree on key terms, including the extent to which any purchase price would be paid by delivery of ELMG Shares, and the matter was not pursued until January 1996. Negotiations commencing at that time resulted in the acquisition, on February 23, 1996, of 548,200 LXE Shares. In this transaction, ELMG delivered to the Rocker partnerships .8337 ELMG shares plus $.912 in cash for each LXE Share acquired, and also received the agreement of Mr. Rocker and the partnerships to make no further purchases of LXE Shares for a period of five years. At the date of closing, the ELMG Shares had a closing market value of $12.25 per Share, or $10.21 for each .8337 ELMG Share. The ELMG Shares delivered in the transaction were not registered under state or federal securities laws, and could not be freely traded by their holders, but the Company agreed to register such shares for resale by such holders, and subsequently obtained such registration.

     ELMG also acquired 19,874 LXE Shares in a cash transaction, at $ 9.44 per Share, on May 1, 1996; this transaction was with a market maker that had acquired these shares from a former LXE executive officer who had terminated as an employee and had exercised an option previously granted to him as an employee. This transaction was entered in connection with the conclusion of the former officer's employment relationship, and in order to protect ELMG's 80% ownership level.

     LXE reported a further loss for the quarter ended March 31, 1996, but returned to profitability in the quarter ended June 30, 1996, and was expected by management to report improving performance in the immediately succeeding quarters. As a result, in July 1996 ELMG's management believed it would be appropriate to again consider acquiring full ownership of LXE. Management conducted a review of the benefits and costs of such a transaction, and concluded that the factors identified in 1995 had grown in importance since that time. The matter was reviewed with the ELMG Board at a meeting held on July 31, 1996. Based on the potential perceived advantages, the Board authorized management to continue the review process, and to retain investment banking assistance in evaluating whether to propose such a transaction and in developing a proposed structure and terms. Because of the significant holdings of LXE Shares and LXE Options of four members of the ELMG Board, John B. Mowell, John
E. Pippin, Don T. Scartz and Thomas E. Sharon, the Board delegated to a Special Committee, consisting of Anthony J. Iorillo, Jerry H. Lassiter, and John H. Levergood, the responsibility for approving the retention of an investment banker, and for making a recommendation to the full Board as to whether to proceed with a transaction and if so on what terms.
At a meeting held on October 2, 1996, following presentations by and discussions with ELMG's management and Oppenheimer & Co., Inc., which had been retained to provide investment banking assistance, the Special Committee unanimously approved the recommendation that ELMG proceed with the Exchange Offer, on the terms described in this Proxy Statement. At a meeting held on October 3, 1996, the full ELMG Board unanimously accepted and approved the Special Committee's recommendation.


Reasons for the Exchange Offer and Proposed Merger

     ELMG's management and Board have initiated the Exchange
Offer, and are seeking shareholder approval for the Exchange
Offer and proposed Merger, for the following reasons:

          Ownership of 100% of the LXE Shares would facilitate and encourage greater exchange and sharing of technical and marketing resources among LXE and ELMG's other operating subsidiaries, particularly EMS, which is a 100%-owned subsidiary and possesses superior RF wireless engineering capabilities. Management believes that access to such capabilities will be important in LXE's future efforts to expand its wireless networking business into new applications and markets. With LXE as a 100%-owned subsidiary, such exchange and sharing can be effected more expeditiously and with simpler review and approval procedures than is possible under current procedures, which are designed to protect the interests of the minority LXE shareholders.

          As a 100%-owned subsidiary, LXE would no longer incur separate accounting, SEC reporting, shareholder reporting, annual meeting and independent board expenses. Management estimates that elimination of these expenses would result in savings of approximately $420,000 per year.

          Management believes the greater ease in sharing of resources among subsidiaries would permit consolidation of various functions and operations, and more efficient allocation and operation of production facilities, resulting in direct savings believed to be significant but for which no firm estimates have been developed.

          It is management's belief, based on its participation in conferences and discussions with analysts and other members of the investment community, that LXE's status as a separately-traded company results in disproportionate attention to LXE's role within the ELMG organization, and detracts from ELMG's ability to communicate its overall business strategies.

          Conversion of the LXE minority shareholder interest into additional outstanding ELMG shares would increase ELMG's share capitalization and number of shareholders, and may thus encourage market makers and analysts to participate in that market.

          ELMG believes that the conversion on the proposed terms, of the LXE Shares held by minority LXE shareholders may be attractive to those shareholders because, among other possible reasons, the trading market for LXE Shares has been relatively illiquid with much lower trading volumes and much wider bid-asked spreads than the market for ELMG Shares, and thus may be less attractive to potential investors, particularly those interested in liquidity for a substantial holding. In addition, as holders of ELMG Shares, LXE shareholders would retain a significant indirect interest in LXE.

     Management believes that if the Exchange Offer is successful the foregoing benefits would be obtained with no earnings-per-share dilution in 1997 or later years. For 1997 and 1998, this belief reflects projections of LXE earnings prepared internally for normal business planning purposes. The preparation and analysis of such projections of future operating results are, in management's view, an essential tool in managing the business of LXE and ELMG. However, neither management nor the ELMG Board can know the course of future events, and thus any such projections are no more than management's expectations, based on its current understanding of factors it believes to be relevant, and are subject to future developments and events that cannot currently be known by, and may be beyond the control of, LXE or ELMG. For example, management's projections of LXE's earnings in 1997 and 1998 could be materially affected, negatively or positively, by unexpected product advances by competitors, by the unexpected development of alternative technologies, by unexpected growth rates (either faster or slower) in existing and target markets for LXE's products, by currently unknown technical breakthroughs by LXE's engineering staff, by unexpected difficulties in designing and manufacturing new products, and by general economic trends and conditions both in the United States and abroad.

     Management's belief that the issuance of ELMG Shares in the Exchange Offer and proposed Merger would not adversely affect future earnings per share is dependent on the anticipated savings described above. These savings include both LXE's expenses as a separate publicly traded company, as to which quantified savings are readily identifiable, and other savings, which have not been specifically quantified, arising from greater ease in sharing resources throughout the organization.


The Exchange Offer

     ELMG initiated the Exchange Offer on November [BLANK], 1996. Under the Exchange Offer, ELMG is offering to exchange .75 ELMG Shares for each LXE Share tendered to it on or before December [BLANK], 1996, subject to shareholder approval of the Proposal at the Special Meeting. The Exchange Offer is being made for any and all outstanding LXE Shares not already owned by ELMG (the "LXE Minority Shares"). The exchange ratio was determined by ELMG's Board, based on the recommendation of the Special Committee. The Special Committee and ELMG's Board each concluded that the exchange ratio was reasonable and appropriate in light of numerous factors, including: relative historical and anticipated contributions to ELMG's earnings; trading prices for the LXE and ELMG Shares; market valuations of comparable companies as multiples of selected operating results, including projected revenues and earnings per share; relative discounted cash flow analyses; the terms of comparable minority buy-out transactions; the fact that tendering holders of LXE Minority Shares would continue to participate in the business of LXE as holders of ELMG Shares; management's perception of LXE's business prospects; the perceived benefits to ELMG of obtaining 100% ownership of LXE; and expectations concerning the level of premium that would likely be attractive to at least a majority of the minority LXE shareholders.

     The exchange ratio represents a premium of 21.8% based on the relative final closing trading prices of the ELMG Shares and LXE Shares on October 3, 1996, the date on which the exchange ratio was set by the ELMG Board, and a premium of 17.0% based on the relative average closing reported sales prices during the ten trading days ending on such date. Based on relative closing high bid prices (which are the highest prices that a market maker is at that time offering to pay to an investor seeking to sell his or her shares) the premiums are 25.9% and 22.3%, respectively.

     The maximum number of shares issuable under the Exchange Offer, if all LXE Minority Shares are tendered, is 773,583 ELMG Shares, which would constitute 9.3% of the ELMG Shares outstanding upon completion of the transaction (assuming that none of the currently outstanding LXE or ELMG Options are exercised prior to that time).

     Two holders of in excess of 5% of the ELMG Shares are also substantial holders of LXE Shares, and certain directors and executive officers of ELMG are the beneficial owners of LXE Shares or LXE Options. See "Security Ownership." Each of the individual directors and executive officers has advised ELMG of his intention to tender the LXE Shares controlled by him in the Exchange Offer, and to vote the ELMG Shares controlled by him in favor of the Proposal. ELMG has been advised by Kopp Investment Advisors, Inc. and Dimensional Fund Advisors, Inc. [TO BE COMPLETED AS APPROPRIATE].

     Effect of the ELMG Stockholder Rights Plan. On March 23, 1989, the ELMG Board adopted the ELMG Stockholder Rights Plan, under which the acquisition by any person of 20% or more of the outstanding ELMG Shares, without prior approval of disinterested members of the ELMG Board, would result in distribution to other ELMG shareholders of rights that would significantly dilute the interest of the 20% shareholder. The Plan is intended to provide the Board with sufficient time and leverage to adequately represent shareholder interests in response to unsolicited, and potentially abusive or unfair, takeover efforts. As set forth at "Security Ownership," Kopp Advisors beneficially owns [BLANK]% of the currently outstanding ELMG Shares, plus [BLANK]% of the currently outstanding LXE Shares, and may in the course of its normal activities acquire beneficial ownership of additional ELMG or LXE Shares. In that event, if the LXE Shares held by Kopp Advisors are exchanged in the Exchange Offer or converted in the Merger, Kopp Advisors could beneficially own in excess of 20% of the ELMG Shares outstanding after the Merger. In order to make it possible for Kopp Advisors to tender its LXE Shares in the Exchange Offer, if it wishes to do so, and to support the Proposal as an ELMG shareholder, without further restricting its investment activities prior to the completion of the Transaction, the Board has formally consented to the acquisition of additional ELMG Shares by Kopp Advisors in the Exchange Offer and proposed Merger, in an amount such that its ownership after the Merger would not exceed 23% of the ELMG Shares outstanding at that time. Under the Stockholder Rights Plan, Kopp Advisors could thereafter acquire up to an additional 2% of the outstanding ELMG Shares (for aggregate beneficial ownership not exceeding 25%) without triggering the rights distribution.

     Expenses. For its services in providing advice to the Special Committee and the ELMG Board, and for serving as Dealer Manager for the Exchange Offer, ELMG is paying Oppenheimer $125,000 plus $175,000 upon the acquisition under the Exchange Offer of not less than 50% of the LXE Minority Shares, plus legal, travel and other expenses not to exceed $50,000.


The Proposed Merger

     Section 14-2-1104 of the Official Code of Georgia Annotated
(the "Short-Form Merger Provision") provides that the holder of in excess of 90% of the outstanding shares of a Georgia corporation may cause the majority-owned subsidiary to be merged with the parent without a vote or other consent of other shareholders of the subsidiary. In order to achieve its objectives as described above at "Reasons for the Exchange Offer and Proposed Merger," ELMG intends, subject to ELMG shareholder approval of the Proposal, to exercise its rights under the Short-Form Merger Provision if sufficient LXE Shares are tendered in the Exchange Offer for ELMG's aggregate ownership of outstanding
LXE Shares to exceed 90%. In that event, ELMG would transfer its LXE Shares to a wholly owned subsidiary ("LXE Merger Subsidiary") formed for the purpose, and would cause LXE Merger Subsidiary to effect the Merger. In the Merger, LXE would survive as a wholly-owned subsidiary of ELMG, and any then-remaining holders of LXE
Minority Shares would receive, automatically and without further action on their part, ELMG Shares in the ratio of .75 ELMG Shares for each LXE Share.

     ELMG intends for the Exchange Offer and Merger to be accomplished as a tax-free reorganization, such that neither ELMG, LXE nor holders of LXE Minority Shares would recognize taxable income in the transaction. Based on advice of tax counsel, and in order to provide assurance to holders of LXE Minority Shares that tenders may be accomplished on a tax-free basis, ELMG has specified as a condition, which may not be waived, of its acceptance of LXE Shares in the Exchange Offer that it receive tenders of sufficient LXE Shares to increase its ownership of outstanding LXE Shares above 90%, and that it cause the Merger to occur immediately following its acquisition of LXE Shares in the Exchange Offer. In order to achieve this 90% threshold, ELMG must receive tenders of 473,993 of the outstanding 1,031,444 LXE Minority Shares, assuming no additional LXE Shares have been issued pursuant to exercises of LXE Options.

     Conversion of LXE Options. LXE has maintained the LXE 1989 Stock Incentive Plan (the "LXE Stock Plan") under which it has from time to time issued options to acquire LXE Shares to its directors, officers and other senior employees. All such options have been issued at the fair market value of the LXE Shares on the date the option was granted. Options to acquire 366,543 LXE Shares remain outstanding, and options for 293,868 shares are currently exercisable at prices ranging from $3.66 to $18.25.
The remaining options for 52,675 shares become exercisable not later than September 26, 2002, at option prices ranging from $5.66 to $11.25. The Special Committee and other members of ELMG's Board believe that stock options are an important tool for attracting and retaining qualified personnel, and for aligning the interests of key employees with those of the shareholders.
As a result, the Special Committee and ELMG Board believe that the LXE Options should be converted into options to acquire .75 ELMG Shares for each LXE Share under option, subject to the same vesting and expiration dates and other material terms as the existing LXE Options. The exercise prices of the ELMG Options would be adjusted such that the aggregate exercise price and aggregate "spread" (that is, the difference between the exercise price and market value multiplied by the number of shares) for each option would be unchanged by the Merger conversion.

     Under the LXE Stock Plan, the outstanding LXE Options could, as an alternative to conversion into ELMG Options, be canceled in the Merger, but only if the option holders first had the opportunity to exercise their options and thus receive ELMG Shares in the Merger. The Special Committee, the Compensation Committee of the ELMG Board, and the full ELMG Board all believe that it is preferable and more consistent with the original intent of the LXE Options to convert them into ELMG Options, thereby maintaining the equity incentives that options provide, and limiting the potential adverse effects of substantial sales of ELMG Shares by officers and employees who, if the cancellation alternative were elected, would be required to cover both the option exercise prices and the taxes on income realized on exercise. The Special Committee, the Compensation Committee and the full ELMG Board also concluded that converting the outstanding LXE Options into a proportionate number of comparable ELMG Options was preferable to making cash payments to buy out LXE Options at their respective spreads, because the cash-buyout approach would involve current accounting charges and use of cash, and would also eliminate the continuing incentives intended at the time the LXE Options were granted.

     Details concerning LXE and ELMG Options held by ELMG directors, executive officers and employees are set forth under the heading "Security Ownership -- Additional Information About
LXE Options."


Shareholder Approval

     A vote FOR the Proposal would constitute a vote in favor of shareholder approval of each of the following actions.

          Issuance of up to 773,583 ELMG Shares in exchange for the acquisition of outstanding LXE Minority Shares in the Exchange Offer and the Merger, plus the issuance of such additional LXE Shares as may be required to acquire any LXE Shares hereafter issued upon the exercise of LXE Options, including the issuance of ELMG Shares to persons who are holders of 5% or more of the outstanding ELMG Shares, or who are directors or officers of ELMG.

          The conversion of outstanding LXE Options for up to 366,543 LXE Shares into ELMG Options for 274,907 ELMG Shares, subject to adjustments in the exercise prices as described under the foregoing heading, "The Proposed Merger -- Conversion of LXE Options."

          Amendment of the ELMG Stock Plan to increase the number of ELMG Shares issuable thereunder by the number of the ELMG Shares issuable as a result of conversion of LXE Options, and to issue ELMG Options to all current holders of LXE Options as described under, "The Proposed Merger -- Conversion of the LXE Options."

     Reasons for Seeking Shareholder Approval. ELMG is seeking shareholder approval of the Proposal for the following reasons:

          The NASD's rules for securities traded on the National Market System require shareholder approval of transactions in which any director, officer or substantial shareholder of the traded company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in a company to be acquired, or in the consideration to be delivered in the transaction, and the present or potential issuance of common stock could result in an increase in outstanding common shares of 5% or more. As set forth under the heading "Security Ownership," certain holders of in excess of 5% of the ELMG Shares, as well as certain ELMG directors and officers, have interests in LXE exceeding these individual or collective threshold levels.

          The Shares remaining available for option under the ELMG Stock Plan are not sufficient to allow conversion of all outstanding LXE Options -- of the 500,000 shares authorized under that Plan, 73,280 shares remain available for options, whereas up to 274,907 shares would be required for conversion of the LXE Options in the Merger. In addition, some holders of LXE Options are not currently employees of LXE or ELMG and would not be eligible to receive a current grant of an ELMG Option through the Plan. Under both the ELMG Stock Plan and NASD rules, shareholder approval is required to amend that Plan to increase the number of available shares and to issue ELMG Options to all current holders of LXE Options.

     ELMG is not providing for or seeking separate approval of the various items included within the Proposal. The Special Committee, the Compensation Committee and the ELMG Board have unanimously concluded that it would not be appropriate or in ELMG's interest to substantially reduce the outstanding LXE Shares, and thereby further reduce the trading market for those Shares, without providing for the exchange or conversion of all LXE Minority Shares, and for the conversion of outstanding LXE Options issued as part of LXE's incentive and compensation programs for its directors and employees. These Committees and the ELMG Board have also unanimously concluded that it is not in ELMG's interest to pursue either of the alternative dispositions of the LXE Options in the Merger, as described under the heading "The Proposed Merger -- Conversion of LXE Options," even though those alternatives do not require shareholder approval.

     Except with respect to requirements for shareholder approval specified in the ELMG Stock Plan, shareholder approval is not required by applicable state corporate law in order to complete either the Exchange Offer or the proposed Merger. Dissenting ELMG shareholders have no rights of appraisal or similar rights with respect to the Merger or other matters included in the Proposal.
                  SECURITY OWNERSHIP

     The following table sets forth certain information concerning ELMG Shares and LXE Shares beneficially owned as of [BLANK], 1996 (except as otherwise noted), by the Company's directors, executive officers, and by persons who beneficially own more than 5% of the ELMG
Shares. The table also sets forth the potential issuance of ELMG Shares as a result of the Exchange
Offer and Merger, based on each person's holdings of LXE Shares or LXE Options. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

                                           ELMG Shares             LXE Shares             Potential ELMG
                                  -------------------------- ------------------------      Shares upon        Potential
                                  Amount of   Approximate   Amount of  Approximate       Exchange/        Percent of
                                 Beneficial    Percent of   Beneficial  Percent of     Conversion of      Outstanding
     Name                        Ownership       Class      Ownership     Class          LXE Shares       ELMG Shares
     ----                        ----------   -----------   ---------- -----------     -------------      -----------
Kopp Investment Advisors, Inc.   1,478,000 (1)   18.7%      310,000(1)      5.4%          1,710,583         19.4%
 6600 France Avenue So.
  Edina, Minnesota 55435

David A. Rocker                    779,252 (2)    9.9%        -                *            779,252          8.9%
  Suite 1759
  45 Rockefeller Plaza
  New York, New York 10111

Dimensional Fund Advisors, Inc.    491,499 (3)    6.2%      168,900          2.9%           618,174          7.0%
  1299 Ocean Avenue
  Santa Monica, California  90401

Brinson Partners, Inc.             491,800        6.2%        -                *            491,800          5.6%
  209 South LaSalle
  Chicago, Illinois 60604-1295

Wellington Management Company      403,000        5.1%        -                *            403,000          4.6%
  75 State Street
  Boston, Massachusetts  02109


Anthony J. Iorillo                   2,000 (4)      *          -               *              2,000             *
Jerry H. Lassiter                   17,672 (4)      *          -               *             17,672             *
John H. Levergood                    2,000 (4)      *          -               *              2,000             *
John B. Mowell                      30,784 (4)      *      6,900 (5)           *             50,959             *
John E. Pippin                     223,865 (4)    2.8%   114,210 (5)         2.0%           309,523          3.5%
Don T. Scartz                       54,728 (4)      *      4,092 (5)           *             57,797             *
Thomas E. Sharon                   164,155 (4)    2.1%    48,219 (5)           *            200,319          2.3%
William S. Jacobs                   21,501 (4)      *      7,000 (5)           *             26,751             *
John J. Farrell, Jr.                 6,000 (4)      *          -               *              6,000             *
Jeffrey A. Leddy                    33,199 (4)      *          -               *             33,199             *
Neilson A. Mackay                   22,336 (4)      *          -               *             22,336             *

All directors and executive officers
 as a group (11 persons)            578,240       7.3%   200,421             3.5%           728,566          8.3%
------------------------------------

* Percentage of shares beneficially owned does not exceed 1%



    (1) Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to all listed shares, but exercises voting power only as to approximately 85,000 ELMG Shares and 15, 000 LXE Shares. Kopp Advisors is the record owner of 15,000 ELMG Shares and 5,000 LXE Shares.

    (2) David A. Rocker has advised that the shares to which he is deemed to have beneficial ownership are owned by Rocker Partners, L. P., a New York limited partnership (733,496 shares) and Compass Holdings, Ltd., a corporation organized under the Business Companies Ordinance of the British Virgin Islands (81,956 shares). Ownership data is as of September 20, 1996.

    (3) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Dimensional disclaims beneficial ownership of all such shares. Ownership data is as of September 20, 1996.

    (4) Includes shares that are subject to currently exercisable options in the amounts of 2,000 for Mr. Iorillo, 10,782 for Mr. Lassiter, 2,000 for Mr. Levergood, 10,782 for Mr. Mowell, 130,514 for Dr. Pippin, 42,000 for Mr. Scartz, 109,916 for Dr. Sharon, 9,000 for Mr. Jacobs, 28,000 for Mr. Leddy, and 20,000 for Dr. Mackay. For Mr. Mowell, Dr. Pippin and Mr. Jacobs, these totals also include 5,000, 42,593 and 7,400 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.

    (5) Includes shares that are subject to currently exercisable options in the amounts of 15,900 for Mr. Mowell, 95,400 for Dr. Pippin, 40,893 for Dr. Sharon, 2,000 for Mr. Scartz, and 5,000 for Mr. Jacobs. The total for Mr. Mowell also includes 1,000 shares, and for Mr. Jacobs 300 shares, as to which each shares voting and investment power with a family member, but disclaims beneficial interest.

                        ------------------------

Additional Information About LXE Options

    The following table provides information concerning the expiration dates and exercise prices of LXE Options held by ELMG directors and executive officers and other specified groups, and of the ELMG Options into which their LXE Options would be converted if the proposed Merger occurs. Expiration dates would not be affected. The stated value of unexercised in-the-money options is the same for the ELMG Options following the Merger as for the converted LXE Options prior to the Merger.



                    LXE Options Currently Held   ELMG Options Received in the Merger
                    --------------------------   ------------------------------------
                      Number of                            Number of                     Market Value   Value of Unexercised
                     Underlying   Expiration     Exercise  Underlying     Exercise of    Underlying     In-the-Money Options
    Name               Shares       Dates         Prices     Shares       Prices         ELMG Shares*   Converted in the Merger*
                    -----------   ------------   --------- ----------     -----------    ------------   ------------------------
John B. Mowell         15,900     9/26/00        $5.66          11,925          7.55          205,706             115,712
John E. Pippin         95,400     1/01/99         3.77          71,550          5.03        1,234,238             874,580
Don T. Scartz -        19,875     9/26/02         5.66          14,906          7.55          257,133             144,640
              -         2,000     4/24/98        15.25           1,500         20.33           25,875                -
Thomas E. Sharon       40,893     1/01/99         3.77          30,670          5.03          529,053             374,887
William S. Jacobs       5,000     3/13/98        18.25           3,750         24.33           64,688                -
John J. Farrell, Jr.   20,000     5/15/04        15.00          15,000         20.00          258,750                -

All Executive
 Officers as a Group
 (4 persons)           87,768     1/01/99 -       3.77 -        65,826          5.03 -      1,135,499             519,371
                                  5/15/04        18.25                         24.33
Non-Executive
 Directors as a
 Group
 (2 persons)            111,300   1/01/99 -       3.77 -        83,475          5.03 -      1,439,944             989,942
                                  9/26/00         5.66                          7.55
Non-Executive
 Employees as
 a Group:
  Market price exceeds
    exercise price      116,925   1/01/99 -       3.77 -        87,694          7.65 -      1,512,717             944,065
                                  9/26/00        11.25                         15.13

  Exercise price exceeds
   market price          50,550   7/26/97 -      13.75 -        37,912         17.63 -        653,973               -
                                  4/24/98        18.25                         22.13
--------------------------

*Based on the $17.25 final sales price of the ELMG Shares on October 3, 1996.

                                                    ------------------------




                   EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table discloses, for the years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the four most highly compensated other executive officers whose combined salary and bonus compensation for 1995 exceeded $100,000.

                                     Summary Compensation Table

                                       Long-Term Compensation                          All Other
         Annual Compensation                Awards                                  Compensation(1)
                                                      Securities
                                                      Underlying
     Name and                                         Restricted  Options/SAR's
Principal Position      Year  Salary  Bonus  Other(2)  Stock(3)  (No. Of Shares)

Thomas E. Sharon        1995 $228,082  $ -0-   -0-    $ -0-          12,000              $21,412
 President, Chief       1994  185,589  100,000 -0-     24,969          -0-                20,367
 Executive Officer      1993  173,579   30,000 -0-      -0-           7,500               19,920
 (from July 1994)
 and Director

Don T. Scartz           1995  146,931    -0-    -0-      -0-          7,000               26,801
 Senior Vice President  1994            60,000  -0-    14,981          -0-                23,906
 and Chief Financial    1993  132,505   20,000  -0-      -0-          5,000               21,982
 Officer, Treasure            124,697

William S. Jacobs       1995  139,160    -0-    -0-      -0-          4,000               26,269
 Vice President,        1994  133,803   30,000  -0-     9,988          -0-                23,621
 General Counsel and    1993  130,065   15,000  -0-      -0-          4,000               16,427
 Secretary

Jeffrey A. Leddy        1995  111,931   28,000  -0-      -0-           -0-                 5,466
 President, EMS         1994   98,095   37,500  -0-    12,455         5,000                4,413
 Technologies, Inc.     1993   90,922   20,000  -0-      -0-          4,000                3,734

Neilson A. Mackay       1995  130,548   15,000  -0-      -0-           -0-                 5,673
 President, CAL         1994  119,971   22,500  -0-     7,461          2,500               7,034
 Corporation            1993  103,227   20,000  -0-       -0-         20,000                 -0-

Footnotes to Summary Compensation Table:

(1) For 1995, includes in the case of Dr. Sharon, $2,310 in
matching contributions under the 401(k) plan, $8,118 in benefits associated with a split-dollar life insurance arrangement, and
$10,984 under the defined contribution retirement plan;  in the case of Mr. Scartz, $2,939 in matching contributions under the
401(k) plan and Employee Stock Purchase Plan, $9,753 under split-dollar insurance arrangements, and $14,109 under the defined contribution retirement plan; in the case of Mr. Jacobs, $3,826 in matching contributions under the 401(k) and stock purchase plans, $12,236 under split-dollar insurance arrangements, and
$10,207 under the defined contribution retirement plan; in the case of Dr. Mackay, $2,572 in matching contributions under the stock purchase plan and $3,101 under the separate defined
contribution retirement plan maintained by CAL Corporation; and
in the case of Mr. Leddy, $1,679 in matching contributions under the 401(k) plan and $3,787 under the defined contribution
retirement plan.  In each case, the split-dollar insurance
arrangement benefit is the sum of (i) the premiums paid by the
Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium,
treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and
discount rates of 8%.   The defined contribution retirement plan
was first implemented in 1993; prior to 1993, retirement benefits accrued under a defined benefit plan that has been terminated.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Represents the value, based on an $11.75 market price on the date of award, of 2,125 shares awarded in January 1995 to Dr. Sharon, 1,275 shares to Mr. Scartz, 850 shares to Mr. Jacobs, 635 shares to Dr. Mackay and 1,060 shares to Mr. Leddy. None of the named executive officers holds any other shares of restricted stock. The shares of restricted stock vested one year after the
award date, subject to continued service for such year.   Any
dividends paid on shares of restricted stock would be subject to the same restrictions as the shares.

                   ------------------------



Option Exercises During Last Fiscal Year and Year-End Option
Values


    The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of ELMG Options, and unexercised ELMG Options held as of D ecember 31, 1995:

                                                          Number of Shares Under-             Value of Unexercised
                         Year Ended                       lying Unexercised Options          In-the-Money Options at
                      December 31, 1995                   Held at December 31, 1995             December 31, 1995
                   ----------------------                 ----------------------------       --------------------------
                       Shares Acquired       Value
      Name               on Exercise       Realized       Exercisable    Unexercisable       Exercisable    Unexercisable
      ----               -----------       --------       -----------    -------------       -----------    -------------
Thomas E. Sharon            75,551         $542,162         118,591          19,500             465,748        34,688
Don T. Scartz                4,000           43,000          37,000          12,000             187,750        23,125
William S. Jacobs               -0-              -0-          5,000           8,000              12,500        18,500
Neilson A. Mackay               -0-              -0-             -0-         22,500                  -0-       99,375
Jeffrey A. Leddy             4,470           40,658          17,575          17,000              84,391        78,250

                                                    -----------------------



          The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of LXE Options, and unexercised LXE Options held as of December 31, 1995:

                                                           Number of Shares Under-               Value of Unexercised
                                 Year Ended                lying LXE Options Held at           In-the-Money LXE Options
                              December 31, 1995                December 31, 1995                  at December 31, 1995
                          -------------------------        ----------------------------       ------------------------------
                          LXE Shares
                          Acquired           Value
      Name                on Exercise       Realized       Exercisable    Unexercisable       Exercisable    Unexercisable
      ----                -----------       --------       -----------    -------------       -----------    -------------
Thomas E. Sharon             -0-            $ -0-            40,893          -0-              $118,312          -0-
Don T. Scartz                -0-              -0-             2,000        19,875               -0-          53,961
William S. Jacobs            -0-              -0-             5,000          -0-                -0-             -0-




Option Grants During the Last Fiscal Year

    The following named executives were granted ELMG
Options during 1995:

                                                 Percentage of
                                                 Total Options        Exercise
                            Number of            Granted to              Or
                        Shares Underlying        Employees in        Base Price     Expiration     Grant Date
                        Options Granted          Fiscal 1995          Per Share        Date          Present Value*
                        ----------------         ------------        ----------     ----------     -------------
Thomas E. Sharon             12,000                   17.4%          $11.75           1/27/01        $47,880
Don T. Scartz                 7,000                   10.1            11.75           1/27/01         27,930
William S. Jacobs             4,000                    5.8            11.75           1/27/01         15,960

* Based upon the Black-Scholes option pricing model, assuming 0.44 expected volatility, a 4.9% risk-free rate of return, no dividend yield, and three years to time of exercise.


No option grants in LXE's stock were made during 1995 to the named executives.




Employment Agreement

    The Company has an employment agreement with Dr. Sharon for services as an executive officer. This agreement originally would have expired on December 31, 1993, but during 1992 was extended to December 31, 1996, and in 1994 was further extended
to December 31, 1998.   The specified minimum annual salary, as
amended in 1994, is $200,000.   In addition, Dr. Sharon is
entitled to bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon an amount determined by obtaining the product of
(a) the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year, and (b) the period expressed in years from the date his employment expires to the latest to occur of (i) December 31, 1998, (ii) the latest extension, if any, of the expiration date of his term of employment, or (iii) the third anniversary of the date on which the change of control occurs, which product shall be discounted to present value. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.


Compensation and Other Arrangements with Directors

    Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $3,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting. Travel expenses are paid to out-of-town directors.

    Non-employee directors receive, effective on their first date of election, an option under the ELMG Stock Plan for the purchase of 10,000 shares of common stock. These options have an exercise price equal to the fair market value of the ELMG Shares on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date. However, these options become immediately exercisable in the event of a third-party tender or exchange offer for the ELMG Shares, or if any person becomes the beneficial owner of 50% or more of the outstanding ELMG Shares. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of ELMG Shares (valued at their fair market value at the time of exercise), or by a combination of cash and Shares. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

    During 1995, the foregoing options were automatically granted to Messrs. Iorillo and Levergood, who were first elected as directors during that year. Because Dr. Pippin was already a member of the Board of Directors at the time he retired as an employee, he did not receive the automatic option grant received by other non-employee directors. Accordingly, the Board of Directors, pursuant to the recommendation of the Compensation Committee, awarded Dr. Pippin an option, not under any plan, for 10,000 shares, on terms substantially identical to the automatically granted options (including an exercise price equal to fair market value on the date of grant, or $11.75), except that in view of Dr. Pippin's age and duties as Chairman, the options vest in three increments over three terms of service as a director.

    At the time of Dr. Pippin's retirement as CEO, he and the Company entered into a consulting arrangement under which he provides consulting services to the Company's current CEO for a period of three years. Such services are to be provided one day per week, plus additional days as requested by the CEO and agreed to by Dr. Pippin, and generally relate to the Company's strategic planning, proposed acquisitions, restructuring and integration of acquired businesses, and management organization and performance. Compensation is $5,000 per month, plus $1,000 per day for additional days. During the consulting period, Dr. Pippin will be included in the Company's group life and health insurance plans for executive officers, but will not otherwise participate in employee benefit plans. He will also continue to be provided an office and secretarial services, an automobile, and certain tax planning and return services. If during the three-year period Dr. Pippin becomes unable to provide services due to his death or disability, the basic monthly payments would be continued until the end of the three years.

    The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee have reviewed and approved the terms of this consulting arrangement.

    Dr. Pippin and Mr. Mowell have served as directors of LXE since 1989. They are currently compensated as non-employee directors of LXE at the rate of $3,000 per quarter plus $1,000 per meeting attended, and $500 for attending any committee meetings not held in conjunction with a meeting of the LXE board. Dr. Pippin and Mr. Mowell also have served since 1993 as directors of CAL Corporation, another subsidiary of the Company, for which they and other non-employee directors are currently compensated at the rate of Can$1,500 per year plus Can$500 per meeting attended.


Compensation Committee Interlocks and Insider Participation.

    During a portion of 1995, William F. Evans, a former officer of the Company and its Senior Vice President from 1985 to 1988, served as a member of the Compensation Committee. Mr. Evans retired as a member of the ELMG Board on April 21, 1995, the date of the 1995 Annual Meeting of Shareholders. Thereafter, the Compensation Committee did not include any current or former Company officer or employee.



                   AMENDMENT OF THE ELMG STOCK PLAN

Proposed Amendment

    As described above at the at "The Proposal -- The Proposed Merger," if the Merger occurs outstanding LXE Options will be converted into ELMG Options to acquire .75 ELMG Shares for each LXE Share under option, at exercise prices adjusted proportionately upwards by one-third such that both the aggregate exercise price and aggregate "spread" for each option remains equal before and after the conversion. If none of the outstanding LXE Options are exercised prior to the Merger, an aggregate of 274,907 ELMG Shares would become issuable upon conversion of the LXE Options.

    Of the 500,000 ELMG Shares available for grant or option under the ELMG Stock Plan, 426,720 Shares have been issued or are subject to outstanding options, leaving only 73,280 Shares available for option under that Plan. In order to convert the LXE Options into ELMG Options under the ELMG Stock Plan, the ELMG Board has amended that Plan, subject to shareholder approval, to increase the number of issuable shares from 500,000 to 500,000 plus that number required to convert LXE Options in the proposed Merger. The maximum number of additional ELMG Shares that could become issuable is 774,907, and this number would be reduced to the extent that any LXE Options are exercised prior to the Merger.

    In some cases, holders of LXE Options are not currently LXE employees, because they are either non-employee directors of LXE or are former employees. However, the ELMG Stock Plan does not provide for grants of ELMG Options to persons who are not ELMG directors or current employees of either ELMG or its subsidiaries. For this reason, the ELMG Board has amended the Plan, subject to shareholder approval, to permit the conversion of all outstanding LXE Options into ELMG Options, regardless of whether the holder is otherwise currently eligible to receive an Option under the Plan.

    Shareholder approval of the Proposal will constitute shareholder approval of each of the foregoing Plan amendments.

    The outstanding LXE Options have been granted under the LXE 1989 Stock Incentive Plan (the "LXE Stock Plan"). A maximum of 228,752 LXE Shares remain available for option under the LXE Stock Plan. No additional LXE Shares will be awarded or optioned prior to the Merger, and if the Merger occurs the LXE Stock Plan will be terminated without any issuance or other use of these remaining 228,752 LXE Shares.

    Disregarding ELMG Shares that would be issuable upon exercise of ELMG Options issued in the proposed Merger, 73,280 ELMG Shares remain available under the ELMG Stock Plan, and this number will not be affected by whether or not the Merger occurs. The ELMG Stock Plan by its terms expires on January 24, 1997. The ELMG Board of Directors believes that options are an important component of the Company's compensation and incentive programs, and expects that a proposal will be presented to the shareholders at the 1997 Annual Meeting for an amended or new stock plan for use in future years. However, the terms of any such plan or have not yet been determined.
Description of the ELMG Stock Plan.

    The ELMG Stock Plan was adopted by the ELMG Board of Directors and approved by its shareholders in 1992. This Plan provides for the grant of options ("ELMG Options" or "Options") to purchase ELMG Shares, and for the issuance of ELMG Shares ("Awards"). Any Shares issued pursuant to Awards may be subject to a number of restrictions, including the possibility of forfeiture under certain circumstances. The Plan will expire on January 24, 1997, but ELMG Options or Awards granted prior to that date will remain in effect according to their terms.

    The ELMG Stock Plan was adopted because the Board believes that stock-based incentive compensation is critical to the Company's ability to employ and retain qualified managerial and other key personnel. The Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company's objectives. Options may be granted and Awards may be made only to employees of the Company or a subsidiary and to directors of the Company. The Plan is administered by the Stock Incentive Committee of the Board of Directors, which selects the recipients of Options and Awards. However, the Compensation Committee, which consists solely of non-employee members of the ELMG Board, serves as the administering committee with respect to Options and Awards for directors and executive officers. The appropriate Committee has the authority to determine the terms of Options and Awards consistent with requirements of the Plan, to interpret the Plan, to adopt and amend rules relating to it, and to amend or replace outstanding Options and Awards, subject to grantee approval and the requirements of the Plan. The Plan provides that Committee members shall not be liable to any person for any actions taken in good faith.

    The Board of Directors has the right at any time to terminate or amend the ELMG Stock Plan, but no such action may terminate Options already granted or otherwise affect the rights of any holder of an outstanding Option or shares issued pursuant to an Award, without the holder's consent. Except with shareholder approval, the Board may not amend the Plan to materially increase the total number of shares of stock subject to the Plan, to materially change or modify the class of eligible participants, or to otherwise materially increase the benefits to participants. In addition, the provisions governing automatic grants of Options to non-employee directors, as described below, may not be amended more frequently than once every six months.

    Stock Options. The Company receives no consideration upon the granting of an Option. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed below) or as non-qualified stock options. To date, no Options qualifying as incentive stock options have been issued under the Plan. The appropriate Committee determines the number of shares, exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each Option. In the case of an Option intended to be an incentive stock option, the term of the Option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term of the Option, and the exercise price may be as low as 50% of fair market value on the date of grant; in practice, discretionary Options granted under the Plan have had terms of six years and exercise prices equal to fair market value on the date of grant. Any Options granted at a price below the fair market value per share on the date of grant would result in a compensation expense to the Company in the year of grant (or during any period of service required for vesting of the Option) equal to the "discount," which is the amount by which the aggregate fair market value of the optioned shares on the date of grant exceeded the aggregate exercise price for those shares; this accounting expense is essentially the same as for a cash bonus equal to the amount of the discount, but no cash payments by the Company are involved. For Options granted at an exercise price equal to the fair market value on the date of grant, no compensation expense is incurred, either at the time of grant or upon exercise.

    The exercise price (together with any applicable taxes) is payable in full upon exercise, and payment may be made in cash, by delivery of ELMG Shares (valued at their fair market value at the time of exercise), or by a combination of cash and Shares.

    In the discretion of the appropriate Committee, Options under the ELMG Stock Plan my include a "reload option," but no such provision has been included in any Options. A reload option, if included in the original Option, would be triggered when an optionee paid the exercise price of, or withholding taxes related to, all or a portion of the original Option by delivering ELMG Shares. In that event, the optionee would automatically be granted an additional Option to acquire the same number of Shares as had been so delivered or withheld. The reload option would be subject to all of the terms and conditions of the original Option, except that the exercise price per share would be equal to the fair market value of the ELMG Shares on the date the original Option was exercised, and except that the Committee could specify additional conditions or contingencies, such as continued employment by the Company or holding of the Shares acquired upon exercise of the original Option for a specified period of time.

    Options granted under the Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, or pursuant to certain orders which may be issued in connection with a divorce proceeding.

    Options for Non-Employee Directors. Each person who is elected a director, and who is not an employee of the Company or any subsidiary, is automatically granted an Option for the purchase of 10,000 ELMG Shares. These Options have an exercise price equal to the fair market value of the ELMG Shares on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month dates. However, these Options become immediately exercisable in the event of a third-party tender or exchange offer for the ELMG Shares, or if any person becomes the beneficial owner of 50% or more of the outstanding ELMG Shares. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of ELMG Shares (valued at their fair market value at the time of exercise), or by a combination of cash and Shares. Upon the optionee ceasing to be a director for any reason, these Options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these Options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

    Awards of Restricted Shares. Under the ELMG Stock Plan, up to 100,000 ELMG Shares may be issued as Awards of restricted stock, but the actual number issued to date is 12,370. The recipient of an Award is issued ELMG Shares ("Restricted Shares") in consideration of services performed or to be performed as a condition to the lapse of restrictions applicable to the Restricted Shares. Recipients do not make any payment to the Company in exchange for the Restricted Shares. Each Award is governed by a restriction agreement containing such conditions and restrictions applicable to the Restricted Shares as the appropriate Committee may determine. The restrictions may include forfeiture of some or all of the Restricted Shares in certain circumstances, such as termination of employment.

    The appropriate Committee may require that Restricted Shares be held by the Company or in escrow pending the lapse of any restrictions. Until any restrictions on Restricted Shares have lapsed, the Restricted Shares are not transferrable except by the laws of descent and distribution or pursuant to certain orders which may be issued in connection with a divorce proceeding. Unless the appropriate Committee determines otherwise, recipients of Restricted Shares have the right to vote the Restricted Shares and to receive dividends or distributions made with respect to them.

    An Award of Restricted Shares results in compensation expense to the Company in an amount equal to the fair market value of the Restricted Shares (calculated without considering any restrictions imposed in connection with the Award) at the time of the Award. Such expense may be recognized ratably over the period during which the restrictions continue in effect.


Federal Income Tax Consequences

    Incentive Stock Options. There are no federal income tax consequences to an optionee or to the Company on the granting of an incentive stock option. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The federal income tax advantage of incentive stock options to the holder who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock's value from the time of grant of the option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

    For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the optioned shares paid in cash.

    If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the optioned stock subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the Shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

    Non-Qualified Stock Options. Generally, when a non-qualified stock option is exercised, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, if the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of the exercise.

    If the optionee pays all or part of the purchase price by delivering shares of common stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, if the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

    Restricted Shares. The grantee of an Award is required to provide for the payment of withholding taxes at the time his or her Award results in taxable income. In the discretion of the appropriate Committee, payment of taxes resulting from any award may be made by delivering already-owned Shares, or by authorizing the Company to withhold and cancel a portion of the Restricted Shares, in each case based on the fair market value of the shares at that time.

                                     (In thousands, except per share amounts)

                              Nine Months
                                Ended                          Years Ended
                             September 30                      December 31
ELMG                        1996       1995         1995       1994       1993      1992       1991
                            ----       ----         ----       ----       ----      ----       ----
Consolidated results of
 operations for period:
  Net sales                 $           93,930      128,950    117,993     99,004    71,822     75,340
  Gain on initial public
    offering of LXE common
    stock, net of income
    taxes                   $              -            -          -          -         -        3,638
  Earnings from continuing
    operations              $            1,434        2,310      4,263      1,391       924      7,456
  Earnings from continuing
    operations per common
    and common equivalent
    share                   $              .20          .32        .58        .20       .10        .98
  Weighted average number
    of common and common
    equivalent shares
    outstanding                          7,124        7,266      7,043      6,856     7,331      7,605

Consolidated financial
condition at end of
period:
  Total assets              $          100,934      104,954     96,751     87,861    72,970     75,147
  Long-term debt
    (excluding current
    installments)                        4,262       10,989      4,592      5,060       927      1,104
  Minority interest in
    LXE                                  9,236        9,274      8,681      7,155     7,012      5,971
  Stockholders' equity                  60,209       60,209     56,431     51,548    50,079     52,063


No cash dividends have been declared or paid during any of the periods presented.

                                     (In thousands, except per share amounts)


                              Nine Months
                                Ended                          Years Ended
                             September 30                      December 31
LXE                         1996       1995         1995       1994       1993      1992       1991
                            ----       ----         ----       ----       ----      ----       ----
Consolidated results of
operations for period:
  Net sales               $          45,188       62,291      63,142     45,643    44,401     38,721
  Net earnings (loss)     $            (299)        (165)      4,122        336     3,310      3,236
  Net earnings (loss)
    per  common
    and common equiva-
    lent shares           $            (.05)        (.03)        .71        .06       .57        .60
  Weighted average number
    of common and common
    equivalent shares
    outstanding                       5,525        5,532       5,766      5,721     5,786      5,398

Consolidated financial
condition at end of
period:
  Total assets           $           48,295       49,481      45,741     37,865    37,115     32,718
  Long-term debt
    (excluding
    current install-
    ments)                              144        6,925         350        594       827      1,004
  Long-term debt to
    parent and due to
    parent - non current              1,466        1,397       1,672      1,946     2,221      2,473
  Stockholders' equity               32,478       32,611      32,298     27,713    27,264     23,663


No cash dividends have been declared or paid during any of the periods presented.



                ELECTROMAGNETIC SCIENCES, INC.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS
         [To be revised to include interim period discussion]

Results of Operations

Consolidated net sales increased to $129 million in 1995 from $118 million in 1994 and $99 million in 1993, reflecting changes in the Company's two business segments. In the segment for advanced communications and signal processing products, sales increased to $67 million in 1995 from $55 million in 1994 and $53 million in 1993. Space and satellite programs and cellular antenna systems made significant contributions to the 1995 increase. The 1994 sales increase in this segment also included growth from space and satellite programs, as well as from other core applications; however, these increases were mostly offset by a reduction in revenues resulting from disposal of the defense electronics group of the CAL Corporation subsidiary late in 1993.

In the segment for wireless logistics systems (sold through the Company's LXE Inc. subsidiary), revenues were $62 million in 1995 compared with $63 million in 1994 and $46 million in 1993. The 1995 change was especially affected by a third quarter revenue shortfall associated with LXE beginning the transition to an expanded product line. The 1994 increase was attributable to sales growth through European sales subsidiaries and U.S.-based third party distributors.

Cost of sales increased to 65% of consolidated net sales in 1995 compared with 62% in both 1994 and 1993. The increase was attributable to LXE products, for which the cost of sales percentage has increased in each of the last three years (56%, 50%, and 48% of net LXE sales in 1995, 1994 and 1993, respectively) due to increased distribution through indirect channels that typically carry lower gross profit margins and to a
more competitive pricing environment.   The LXE-related increases
in the cost of sales percentage were partially offset by improvement in the advanced communication and signal processing business segment, which had a more profitable mix of contracts.

Selling, general and administrative expenses were 24% of sales in 1995, compared with 23% in 1994 and 27% in 1993. The growth from 1994 to 1995 related to expansion of European sales and marketing efforts for LXE products, marketing support for the Company's new cellular antenna products, and additional personnel to support management information systems. The decrease from 1993 to 1994 in the selling, general and administrative expense percentage resulted mainly from the benefit of a higher sales base to absorb fixed costs.

Research and development expenses represent the cost of the Company's internally funded efforts. Significant research and development costs are also incurred with many specific customer orders for advanced communications and signal processing equipment and, accordingly, are included in cost of sales. The 1995 increase in internally funded research and development related to new LXE products with DOS and Windows capabilities that support client/server networks and emerging software standards. The Company also increased its efforts to develop antennas, aeronautical terminals and other products for advanced mobile communications markets.

Interest and other income did not change significantly in 1995 compared with 1994, because an increase in the gains from foreign currency transactions and remeasurement associated with LXE's European subsidiaries more than offset a decrease in interest income from lower cash available for investment. In 1994, higher levels of cash available for investment as well as gains from foreign currency transactions and remeasurement resulted in higher interest and other income compared with 1993. Interest expense increased in 1995 compared with 1994 and 1993 due to increased borrowing during the year at LXE.

The effective income tax rate was 38% in 1995, 41% in 1994, and 38% in 1993. The change in 1995 reflected the effect of tax
credits for research and development.   The increase in 1994 was
related to profit growth from certain LXE operations in Europe and to the reduced effect of tax credits for research and development.


Liquidity and Capital Resources

Cash and cash equivalents decreased as a result of several factors during 1995, including an increase in inventory levels that resulted from lower LXE sales in the second half of the year. Additionally, the timing of billings on several long-term contracts for advanced communications products resulted in higher unbilled receivables compared with the prior year end. More cash was also used in investing activities in 1995 compared with 1994 as a result of increases in capital expenditures for purchases of equipment, facility expansion, development of product software, and the acquisition of a minority interest in a strategic business partner. Capital expenditures were financed by existing cash and cash equivalents and by borrowing under the revolving credit agreements.

During 1995, the Company amended its existing revolving credit mortgage agreement with a bank to extend the term five years to December 2000 and to increase available borrowing under the agreement from $5.4 million to $10 million. In addition, the LXE subsidiary entered into a $10 million, three-year revolving credit agreement with a bank, which replaced an existing $5 million short-term line of credit.

At December 31, 1995, the Company had available four immediate sources of credit: $6.2 million remaining under the revolving credit mortgage agreement, an unused $5 million line of credit, $3.2 million remaining under the LXE revolving credit agreement, and approximately $430,000 available under a CAL line of credit. Management believes that the Company's present liquidity, together with cash from operations and sources of external financing, will support its current business activities and capital investment plans.


New Accounting Pronouncements

The Financial Accounting Standards Board has issued Statements of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company's fiscal year ended December 31, 1996. Management believes that adoption of this new accounting standard will not have a material effect on the Company's financial statements.



                           LXE INC.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS
      [To be revised to include interim period discussion]

Results of Operations

The Company operates in two business segments. One segment, produces advanced communications and signal processing . Net sales in this segment increased to $66.7 million in 1995 from $54.9 million in 1994, and $53.4 million in 1993. The other business segment provides wireless data communications for commercial materials handling markets through the Company's LXE Inc. subsidiary. Net sales of LXE systems and services was $62.3 million in 1995 compared to $63.1 million in 1994 and $45.6 million in 1993.

Increased sales from space and satellite programs at EMS and CAL, as well as sales of EMS Wireless Division's cellular antenna systems were the main contributors to growth in the Company's advanced communications and signal processing electronics segment. LXE sales were slightly lower in 1995 than in 1994 primarily due to lower third quarter sales that resulted from a transition to an expanded product line that will support DOS, Windows, and client/server networks. Efforts to stimulate orders of existing products in the second half of the year were successful in increasing sales of LXE systems in the fourth quarter of 1995 to $17.1 compared to sales of $11.3 million in the third quarter.

1994 sales increased over 1993 mainly because of LXE's revenue growth from its European sales subsidiaries and U.S. based third-party distributors. EMS Technologies also achieved substantial sales increases in 1994 from space communications programs and other core applications: however, this increase was mostly offset by a reduction in CAL's 1994 revenues related to the disposal of CAL's defense electronics group late in 1993.

Cost of sales increased to 65% of net sales in 1995 as compared with 62% in both 1994 and 1993. The increase was attributable to LXE, whose cost of sales has increased in each of the last three years (56%, 50%, and 48% of net sales in 1995,1994 and 1993, respectively) mainly due to increased distribution through indirect channels, which typically carry lower profit margins, and a more competitive pricing environment. The increase in LXE's cost of sales has been partially offset by decreasing costs of sales, as a percentage of net sales, at EMS an CAL which has benefited from a more profitable contract mix, including more cost-plus and production contracts.

Selling, general, and administrative expenses increased $3.2 million in 1995 to 24% of sales compared with 23% in 1994 and 27% in 1993. Continued growth of LXE's European sales and marketing efforts, increased marketing support for the Company's cellular antenna products, and increases in management information system
personnel contributed to the 1995 increase.   The percentage
decrease from 1993 to 1994 resulted primarily from the benefit of spreading fixed costs over a higher sales base.

Research and development costs represent the result of the Company's internally funded efforts. For EMS and CAL, a large percentage of research and development is related to specific customer orders, and accordingly, is included in cost of sales. Research and development costs increased in 1995 by $2.3 million to 8.1% of sales, compared with 6.9% of sales in 1994 and 8.3% in 1993. The 1995 increase resulted from efforts at LXE to develop new product lines that support DOS, Windows and client/server networks, and at EMS to further enhance its cellular and PCS antenna product line and other advanced mobile communications technologies.

Interest and other income increased slightly in 1995 as compared to 1994 as a result of an increase in foreign currency translation gains associated with LXE's European subsidiaries which more than offset a decrease in interest income for the year caused by lower cash and investment levels than in 1994. In 1994, higher levels of cash available for investment as well as foreign currency translation gains at LXE resulted in higher interest and other income versus 1993. Interest expense increased in 1995 as compared with 1994 and 1993 due to increased borrowings during the year at LXE.

The effective income tax rate was 38% in 1995, 41% in 1994, and 38% in 1993. The change in the 1995 rate resulted from the effect of tax credits for research and development. The increase in the tax rate from 1993 to 1994 reflects higher marginal tax rates on European earnings by LXE and the reduced effects of research and development credits in 1994.


Liquidity and Capital Resources

Cash and cash equivalents decreased as a result of several factors during 1995. Operations used $2.2 million of cash in
1995 compared to generating $8.3 million in 1994.   Lower
profitability on LXE's sales, as well as, expansion of its product line, which resulted in a $4.1 million increase in inventory levels, contributed to the decrease in operating cash flow. In addition, timing of billing on several long-term contracts in the advanced communications and signal processing business segment resulted in an increase in unbilled receivable balances as compared with the prior year. Capital expenditures for purchases of equipment, facility expansion, development of product software, and the acquisition of a minority interest in a strategic business partner amounted $12.1 million for the year, compared with $5.3 million in 1994. Capital expenditures were financed by existing cash and cash equivalents and by borrowings under the revolving credit agreements.

During 1995, the Company amended its existing revolving credit mortgage agreement with a bank to extend the term five years to December 2000 and to increase available borrowing under the agreement from $5.4 million to $10 million. In addition, LXE entered into a $10 million, three-year revolving credit agreement with a bank, which replaced an existing $5 million short-term line of credit.

At December 31, 1995, the Company had available four immediate sources of credit: $6.2 million remaining under the revolving credit mortgage agreement, an unused $5 million line of credit, $3.2 million remaining under the LXE revolving credit agreement, and approximately $430,000 available under a CAL line of credit. Management believes that the Company's present liquidity, together with cash from operations and sources of external financing, will support its current business activities and capital investment plans.


New Accounting Pronouncements

The Financial Accounting Standards Board has issued Statements of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company's fiscal year ended December 31, 1996. Management believes that adoption of this new accounting standard will not have a material effect on the Company's financial statements.



                 PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma financial information presented is for informational purposes only and is not necessarily indicative of either future results of operations or financial position or of the results of operations or financial position that would have been reported had the Exchange Offer and Merger been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented. For additional detail, see "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- UNAUDITED."

    The following unaudited Pro Forma Consolidated Condensed Financial Statements for ELMG has been prepared based upon the historical consolidated results of operations of both ELMG and LXE and the historical financial condition of ELMG. LXE is a 81% owned subsidiary of ELMG and, accordingly, has been consolidated and included in the historical consolidated financial statements of ELMG. The pro forma consolidated financial data give effect to (i) the Exchange Offer, assuming that all of the outstanding LXE Shares held by shareholders other than ELMG (excluding 293,868 shares under exercisable options) are tendered and accepted by ELMG in the Exchange Offer, and (ii) the Proposed Merger, resulting in LXE being a wholly owned subsidiary of ELMG. The Exchange Offer and Merger are accounted for as a purchase based upon the conversion of each LXE Share into .75 ELMG Shares. The Pro Forma Consolidated Condensed Balance Sheet as of September 30, 1996 assumes that the Exchange Offer and Merger occurred effective as of the date presented. The Pro Forma Consolidated Condensed Income Statements assume that the Exchange Offer and Merger occurred effective as of the first day of each period presented.

    The Pro Forma Consolidated Condensed Balance Sheet should be read in conjunction with the accompanying pro forma notes and the separate historical consolidated financial statements and related notes thereto of ELMG and LXE reported in Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, which are incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

                            ELMG
   Pro Forma Consolidated Statement of Income -- Unaudited
            Nine Months Ended September 30, 1996
                       (In thousands)


                                                Pro Forma
                              As Reported      Adjustments     As Adjusted
                              -----------      -----------     -----------

Net sales                     $
Cost of sales
Selling, general and
  administrative expenses
Research and development
  expenses
                               -----------      ----------      ----------
     Operating income
                               -----------      ----------      ----------
Interest and other income,
  net of foreign exchange
  gains and losses
Interest expense
     Income before income
       taxes and LXE
       minority interest
Income taxes
LXE minority interest
                               -----------      ----------      ----------

     Net earnings             $
                               ===========      ==========      ==========
     Net earnings per
       common and
       common equivalent
       share                  $
                               ===========      ==========      ==========

Weighted average number of
  common and common
  equivalent shares


See accompanying notes to Unaudited Pro Porma Consolidated Financial
Statements.



                                 ELMG
          Pro Forma Consolidated Statement of Income --Unaudited
                      Year Ended December 31, 1995
                  (In thousands, except per share amounts)


                                                Pro Forma
                              As Reported      Adjustments     As Adjusted
                              -----------      -----------     -----------

Net sales                     $  123,950                          123,950
Cost of sales                     83,865                           83,865
Selling, general and
  administrative expenses         30,836    (a)      369
                                            (b)     (420)
Research and development
  expenses                        10,392                           10,392
                               -----------      ----------      ----------
     Operating income              3,857                            3,908
                               -----------      ----------      ----------
Interest and other income,
  net of foreign exchange
  gains and losses                   675                              675
Interest expense                    (864)                            (864)
     Income before income
       taxes and LXE
       minority interest           3,668                            3,719
                               -----------      ----------      ----------
Income taxes (note 2)              1,402    (c)      160            1,562
LXE minority interest                144    (d)       44              -
                               -----------      ----------      ----------

     Net earnings             $    2,310                            2,157
                               ===========      ==========      ==========
     Net earnings per
       common and
       common equivalent
       share                  $      .32                              .26
                               ===========      ==========      ==========

Weighted average number of
  common and common
  equivalent shares                7,266    (e)      774
                                            (f)      142            8,182

Pro Forma adjustments:
  (a)  Amortization of goodwill
  (b)  Expense savings
  (c)  Income tax effect of expense savings
  (d)  Elimination of minority interest
  (e)  ELMG shares issued in the Exchange Offer
  (f)  Common equivalent shares derived from LXE
       Options converted to ELMG Options

See accompanying notes to Unaudited Pro Forma Consolidated Financial
Statements




                                     ELMG

              Pro Forma Consolidated Balance Sheet -- Unaudited
                               September 30, 1996
                                 (In thousands)

                                                Pro Forma
                              As Reported      Adjustments     As Adjusted
                              -----------      -----------     -----------
ASSETS
Current assets
  Cash and cash equivalents  $
  Trade accounts receivable,
    net
  Inventories
  Deferred income taxes
                               -----------      ----------      ----------
       Total current assets
                               -----------      ----------      ----------
Net property, plant and
  equipment
Other assets
Goodwill, net of accumulated
  amortization                              (a)     8,249
                               -----------      ----------      ----------
                             $
                               ===========      ==========      ==========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities
  Current installments of
    long-term debt           $
  Accounts payable and
    accrued liabilities
  Other current liabilities
                               -----------      ----------      ----------
       Total current
         liabilities
                               -----------      ----------      ----------

Longer-term debt, excluding
  current installments
Deferred income taxes
                               -----------      ----------      ----------
       Total liabilities
                               -----------      ----------      ----------
Minority interest in LXE
Stockholders' equity:
  Paid-in capital
  Retained earnings
                               -----------      ----------      ----------
       Total stockholders'
         equity
                               -----------      ----------      ----------
                              $
                               ===========      ==========      ==========

Pro Forma adjustments:
  (a)  Goodwill from exchange offer
See accompanying notes to Unaudited Pro Forma Consolidated Financial
Statements



                                 ELMG
            Notes to Unaudited Pro Forma Financial Statements

(1)  Basis of Presentation

    The Unaudited Pro Forma Consolidated Financial Statements for ELMG presented in this document have been prepared based upon the historical consolidated results of operations and the historical financial condition of ELMG and LXE. LXE is a 81% owned subsidiary of ELMG and, accordingly, has been consolidated and included in the historical consolidated financial statements of ELMG. The pro forma consolidated financial data give effect to (I) the Exchange Offer, assuming that all of the outstanding LXE Shares held by shareholders other than ELMG (excluding 293,118 shares under exercisable options) are tendered and accepted by ELMG in the Exchange Offer, and (ii) the proposed Merger, resulting in LXE being a wholly owned subsidiary of ELMG. The Exchange Offer and Merger are accounted for as a purchase based upon the conversion of each LXE Share into .75 ELMG Shares. The Pro Forma Consolidated Balance Sheet as of September 30, 1996 assumes that the Exchange Offer and Merger occurred effective as of the date presented. The Pro Forma Consolidated Income Statements assume that the Exchange Offer and Merger occurred effective as of the first day of each period presented.

    The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the accompanying pro forma notes and the separate historical consolidated financial statements and related notes thereto of ELMG and LXE reported in Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, which are incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

(2) Assumptions

    The Unaudited Pro Forma Financial Statements include certain assumptions concerning the effects of the Exchange and Merger:

    Goodwill - ELMG will establish a new accounting basis for the portion of LXE's assets and liabilities attributable to the minority shareholders' interests being purchased. The combined value of the ELMG Shares (based upon the October 3, 1996 closing price of $17.25) and the exercisable ELMG Options (based upon the Black-Scholes option pricing model) being exchanged for LXE Shares held by the minority shareholders and LXE Options is expected to exceed the fair value of the net assets being acquired in the Exchange; this excess will be allocated to goodwill, which will be amortized on a straight-line basis over a 25-year period from the date of acquisition.

    Expense Savings - As a 100% owned subsidiary, LXE would no longer incur separate SEC reporting, shareholder reporting, tax reporting, annual meeting and independent board expenses, as well as other certain separate corporate expenses. Elimination of these expenses would result in initial savings of approximately $420,000 per year.

    Conversion of LXE Options - LXE Options will be converted into options to acquire a proportionate number of ELMG Shares under ELMG's 1992 Stock Incentive Plan. The option prices of the ELMG Options would be adjusted such that the value of the options (as determined by multiplying the number of shares by the difference between the option exercise price and the market price on the date of conversion) would be identical before and after the conversion. Under Statement of Financial Accounting Standards 123, there is no compensation charge for the conversion of the LXE Options, however, the value of converted ELMG options that are exercisable (based upon the Black-Scholes option pricing model) will increase the amount of goodwill associated with the Exchange and Merger.
In addition, those converted ELMG Options that have an exercise price below the current market price of ELMG Shares will increase the common equivalent shares utilized in the calculation of earnings per share.


(3)      Write-off of Deferred Income Taxes

    In 1991, ELMG recognized a pre-tax gain of approximately $5.9 million pre-tax, representing ELMG's share of the increase in LXE's book value following LXE's initial public offering of common stock. ELMG provided approximately $2.2 million of deferred income tax expense on the gain, which will be written off as a result of the tax-free Exchange Offer and Merger; this write-off will be reflected in ELMG's consolidated income statement as a $2.2 million reduction of income tax expense for the year in which the Exchange Offer and Merger become effective.



                    INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG Peat Marwick LLP acted as the independent public accountants during the last fiscal year for both ELMG and LXE, and is also acting as such during the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.
         INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

    The following documents heretofore filed with the Securities and Exchange Commission are hereby incorporated in this Proxy Statement by reference as of their respective dates:

    Electromagnetic Sciences, Inc.

    1.   Annual Report on Form 10-K for the fiscal year ended
         December 31, 1995.
    2.   Quarterly Reports on Form 10-Q for the quarters ended
         March 31, June 30 and September 30, 1996.

    LXE Inc.

    1.   Annual Report on Form 10-K for the fiscal year ended
         December 31, 1995.*

    2.   Quarterly Reports on Form 10-Q for the quarters ended
         March 31, June 30 and September 30,* 1996.

    * Copies of these items are being delivered to shareholders with the Proxy Statement.
                      --------------------

    In addition, all documents filed by ELMG or LXE pursuant to Sections 13(a),13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of any such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    ELMG hereby undertakes to provide without charge to each person to whom a Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above, other than certain exhibits to such documents. Written requests should be addressed to William S. Jacobs, Secretary, Electromagnetic Sciences, Inc., 660 Engineering Dr., Technology Park/Atlanta, Norcross, Georgia 30092, and oral requests may be made to Mr. Jacobs by telephone (770-263-9200), or in person at the above address.

Norcross, Georgia


November     , 1996